                                                Filed pursuant to Rule 424(B)(3)
--------------------------------------------------------------------------------
                                   PROSPECTUS         Registration No. 333-79059
--------------------------------------------------------------------------------

                          EXODUS COMMUNICATIONS, INC.

                     Up to 6,713,086 Shares of Common Stock

                               ----------------

   The 6,713,086 shares of common stock covered by this prospectus were previously issued by Exodus in connection with its acquisition of Service Metrics, Inc. and its acquisition of Global Online Japan Co., Ltd. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees or donees, or by other transferees that receive the shares in transfers other than public sales.

   The selling stockholders may sell their Exodus shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

   We will not receive any of the proceeds from the sale of these shares.

   Our common stock currently trades on the Nasdaq National Market under the symbol "EXDS." The last reported sale price on January 18, 2000 was $124 per share.

                               ----------------

   Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 18, 2000

   In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               TABLE OF CONTENTS

                               ----------------

Summary...........................   4 Plan of Distribution.................  22
Recent Events.....................   5 Legal Matters........................  23
Risk Factors......................   6 Experts..............................  23
Use of Proceeds...................  17 Where You Can Find More Information..  24
Dilution..........................  18 Financial Statements................. F-1
Selling Stockholders..............  19 Financial Statement Schedules........ S-1

                               ----------------

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors". These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth herein may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

   Unless indicated otherwise, all share numbers in this prospectus reflect the two-for-one stock split effected by Exodus on December 14, 1999. The information incorporated by reference into this prospectus, however, may not reflect the stock split.

                                    SUMMARY

   Exodus is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. Our solutions include Internet Data Centers, network services, managed services and professional services, which together provide the high performance, scalability and expertise that enterprises need to optimize their complex Internet operations. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of September 30, 1999, we had more than 1,700 customers, including installed and uninstalled customers under contract, and managed over 16,000 customer servers worldwide. Our customers represent a variety of industries, ranging from Internet companies such as Lycos, Inc., eBay Inc., MSN Hotmail (a subsidiary of Microsoft Corporation), Yahoo!GeoCities and Inktomi Corporation, to media companies such as MSNBC, USA Today Information Network, SportsLine USA, Inc. and E-Online!, to major enterprise companies such as Applied Materials and Storage Networks.

   Because Internet usage is growing rapidly, businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance of mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provides customers with a scalable, secure and high performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers' redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup and content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  . Position Exodus as the leader in this market;

  . Focus on enhancing systems and network management, Internet technology services and professional services;

  . Accelerate our global expansion;

  . Leverage our expertise to address new market opportunities; and

  . Continue to establish strategic relationships for distribution and technology.

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 15 domestic Internet Data Centers located in eight metropolitan areas: Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley and Washington, D.C. In June 1999 we opened our first Internet Data Center outside of the United States in the London metropolitan area. In December 1999, we acquired Global OnLine Japan Co., Ltd. of Tokyo, Japan, which has an Internet Data Center located in Tokyo. Our Internet Data Centers consist of approximately 1,150,000 gross square feet.

                                 Recent Events

   Acquisition of Service Metrics, Inc. In November 1999, we acquired Service Metrics, Inc. Service Metrics is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. As a result, we issued approximately 7.0 million shares of our common stock and common stock subject to options in exchange for all of the outstanding shares of common stock of Service Metrics and shares of Service Metrics common stock subject to outstanding options, representing an aggregate consideration of approximately $280.0 million as of the signing of the definitive agreement in October 1999. The transaction was accounted for as a pooling-of-interests. We are registering 6,297,790 shares of our common stock on the registration statement, of which this prospectus forms a part, in connection with our acquisition of Service Metrics.

   Acquisition of Global OnLine Japan Co., Ltd. On December 17, 1999, we acquired Global OnLine Japan Co., Ltd., an Internet solutions provider based in Tokyo. As a result, we issued approximately 415,000 shares of our common stock in exchange for 85% of the outstanding shares of Global OnLine Japan. The transaction will be accounted for as a purchase. We are registering 415,296 shares of our common stock on the registration statement, of which this prospectus forms a part, in connection with our acquisition of Global OnLine Japan.

   Acquisition of KeyLabs, Inc. In January 2000, we announced that we had entered into a definitive agreement to acquire KeyLabs, Inc. for shares of our common stock. KeyLabs is a provider of e-business testing services. We expect the acquisition to close by the end of February 2000.

   Debt Offerings. In December 1999, we completed the following debt offerings:
$375.0 million of 10 3/4% senior notes due 2009, Euro 125.0 million of 10 3/4% senior notes due 2009, and $500.0 million of 4 3/4% convertible subordinated notes due July 15, 2008.

   Stock Split. On November 19, 1999, we announced a two-for-one stock split in the form of a stock dividend, which was paid on December 14, 1999 to holders of record of our Common Stock as of November 30, 1999. Share and per share information in this prospectus has been adjusted retroactively to reflect this stock split.

                                ----------------

   Our principal executive offices are located at 2831 Mission College Blvd., Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                                  RISK FACTORS

   You should carefully consider the following risks before making an investment decision. You should carefully consider these risk factors, together with all of the other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our short operating history and heavy losses make our business difficult to evaluate

   Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses and negative cash flows each fiscal quarter and year since 1995. Our accumulated deficit was approximately $175.3 million at September 30, 1999. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  . demand for and market acceptance of our services;

  . reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  . customer retention and satisfaction;

  . capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  . the timing of customer installations;

  . the provision of customer discounts and credits;

  . the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers;

  . the introduction by third parties of new Internet and networking technologies;

  . changes in our pricing policies and those of our competitors; and

  . fluctuations in bandwidth used by customers.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 15 Internet Data Centers located in eight metropolitan areas of the United States: Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley and Washington, D.C. In June 1999, we opened our first Internet Data Center outside of the United States in the London metropolitan area. In December 1999, we acquired Global OnLine Japan Co., Ltd. of Tokyo, Japan, which has an Internet Data Center located in Tokyo. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications and Internet Data Center facilities and establish additional peering interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

   We expect to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make significant investments in sales and marketing and the development of new services as part of our expansion strategy. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced recently that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  . Internet system engineering and other expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . the ability to maintain and expand distribution channels;

  . brand name;

  . the timing of introductions of new services;

  . network security; and

  . financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  . providers of server hosting services;

  . national, foreign and regional ISPs;

  . global, regional and local telecommunications companies and Regional Bell
    Operating Companies;

  . IT outsourcing firms; and

  . other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding debt, primarily from our 11 1/4% senior notes, 10 3/4% senior notes, 4 3/4% convertible subordinated notes and 5% convertible subordinated notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, our debt when due. As of September 30, 1999, we had debt of approximately $589.7 million and available borrowings of up to an additional $1.2 million. In addition, in December 1999, we incurred additional debt of $375.0 million aggregate principal amount of 10 3/4% senior notes, Euro 125.0 million aggregate principal amount of 10 3/4% senior notes and $500.0 million aggregate principal amount of 4 3/4% convertible subordinated notes. We will also have the right to issue additional 10 3/4% senior notes on or prior to December 8, 2000 in an aggregate principal amount not to exceed $100.0 million. In addition, we also expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers, and to obtain additional long term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

   Our senior notes and convertible subordinated notes contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, a number of instruments evidencing our debt restrict the manner in which this debt and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems, or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our acquisitions which could harm our operating results

   In October 1998 we acquired the assets of Arca Systems, Inc., in February 1999 we acquired American Information Systems, Inc., in July 1999 we acquired Cohesive Technology Solutions, Inc., in November 1999 we acquired Service Metrics, Inc., and in December 1999 we acquired Global Online Japan Co., Ltd. We continue to expend resources integrating Cohesive and Service Metrics and the personnel hired in connection with acquisitions. As we acquire additional companies, we may incur expenses to, among other things, remediate Year 2000 problems relating to these acquired companies.

   We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After purchasing a company, we could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to incur additional debt, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

   We must protect our network infrastructure and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, which led to short-term degradation in the level of performance of our network.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. To date, only a limited number of customers have been entitled to this credit. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied.

Our ability to expand our network is unproven and will require substantial financial, operational and managerial resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity, including our dedicated clear channel network. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility which may cause delays in implementation.

We depend on network interconnections provided by third parties that may raise their fees or deny access

   We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. There is nothing to prevent any networks, many of which are significantly larger than we are, from charging high usage fees or denying access. In the future, networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of Global OnLine Japan Co., Ltd. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. For instance, existing networking hardware may not be immediately compatible with leading edge telecommunications infrastructure services. This incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to timely conform to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance. In addition, we expect to depend for a time on third parties to deliver and manage our services from certain international operations.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in all states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have no patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Potential risks related to the Year 2000 problem might harm our business

   The Year 2000 problem stems from the use of a two digit date to represent the year (for example, 85 = 1985) in computer software and firmware. As a result, many currently installed computer systems are not capable of distinguishing dates beginning with the Year 2000 from dates prior to the Year 2000. As a result, computer systems or applications used by many companies in a wide variety of industries may experience operating difficulties unless the systems or applications are modified to process adequately information related to the date change. Significant uncertainty exists in the software and other industries concerning the scope and magnitude of problems associated with the century change. To the extent Year 2000 issues cause significant delay in, or cancellation of decisions to purchase products or product support, due to the reallocation of resources to address Year 2000 issues or otherwise, our business could be materially adversely affected.

   We recognize the need to ensure our operations will not be adversely impacted by Year 2000 issues. We have put into place a comprehensive Year 2000 Risk Management initiative that is adequately funded, staffed and managed. This initiative's scope covers both our IT systems and non-IT systems and addresses all areas of the Year 2000 issues as defined by the Information Technology Association of America (ITAA). Our internal inventory audit was completed January 1999. Due to our acquisition of Cohesive, we expanded the independent review of our Year 2000 assessment. The review was completed in the third quarter of 1999. Due to our recent acquisition of Service Metrics, Inc., we performed an independent review of their Year 2000 program. The review was completed in December 1999. On December 17, 1999, we acquired Global OnLine Japan Co., Ltd. We believe that their internal management information systems and other systems are Year 2000 compliant. We continue to evaluate their program and expect that they are or will be compliant by December 31, 1999.

   We have determined that our Internet Data Center equipment is currently Year 2000 compliant. We will continue to monitor vendors and suppliers for the remainder of the year. Likewise, based on the on-going assessment relative to our current software service offerings, we believe that the current versions of these products are Year 2000 compliant. We have reviewed, and continue to review, internal management information and other systems in order to identify and modify those products, services or systems to ensure that they remain Year 2000 compliant. We have completed the assessment of the Year 2000 compliance of Cohesive's internal management information and other systems. Based on our assessment to date, we believe that our internal management information and other systems and Cohesive's internal management information and other systems are Year 2000 compliant. We do not foresee any significant issues with internal IT and internal non-IT systems remaining Year 2000 compliant throughout the remainder of the year.

   Our Year 2000 initiative also addresses vendor relationships (both IT and non-IT) and their readiness/preparedness relating to Year 2000 issues. IT vendors include software providers, hardware providers, service providers, off the shelf software publishers and IT consultants. Non-IT providers include electric power suppliers, vendors of uninterruptible power supplies and generators, telecommunications service providers, business partners, facilities maintainers and other non-IT service contractors. In the event that third parties cannot provide us with products, services or systems that are Year 2000 compliant on a timely basis, our business could be materially adversely affected. To date, we have not discovered nor do we anticipate any material issues with vendors and service providers. Evaluation of vendor Year 2000 preparedness is an on-going process. As our Year 2000 evaluation does not evaluate our vendors' vendors nor our vendors' customer base viability issues, we have put in place contingency plans. To minimize our risk, effective November 15, 1999 through January 4, 2000, we have instituted a freeze on the introduction of new technology, new software versions and new configurations. During this period, we will utilize only hardware currently approved for production.

   Many of our customers maintain their Internet operations on servers which may be impacted by Year 2000 complications. The failure of our customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on our customers, which in turn could have a material adverse effect on our business, if our customers are forced to cease or interrupt Internet operations or experience malfunctions related to their equipment.

   We have established procedures for evaluating and managing the risks and costs associated with the Year 2000 problem. Funding and execution for this initiative is within our existing business units and operating budgets and is not viewed as material. Based on our current assessment, we believe the costs, excluding employee personnel time and effort and unanticipated liabilities, to resolve Year 2000 issues should not exceed $900,000, of which we have incurred approximately $650,000 through September 30, 1999. We further estimate that the time and effort required of our personnel to resolve Year 2000 issues will not be material.

   While we believe our Year 2000 initiative to be prudent, properly funded and staffed and well-managed, there can be no assurance that we will identify and remedy all Year 2000 problems in a timely fashion, that any remedial efforts in this regard will not involve significant time and expense, or that these problems will not have a material adverse effect on our business.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sales of our common stock by the selling stockholders under this prospectus.

                                    DILUTION

   As of September 30, 1999, our net tangible book value was a deficit of approximately $132.6 million, or a deficit of $0.78 per share of common stock, which does not include a $15.5 million aggregate liquidation preference related to convertible preferred stock of Service Metrics as of September 30, 1999. The deficit in net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 170,084,342 shares of common stock outstanding at September 30, 1999. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

   We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus and the shares offered under this prospectus are already outstanding. Accordingly, the amount of our total tangible assets, total liabilities and shares of common stock outstanding will not change as a result of the sale of any of the shares offered under this prospectus. Therefore, our net tangible book value and net tangible book value per share immediately following this offering will remain unchanged from the numbers set forth above, assuming that no additional shares of common stock are issued after the date of this prospectus.

   Assuming that the shares offered under this prospectus are sold at a price of $36.03, the closing price of our common stock on September 30, 1999, new purchasers of the shares will experience an immediate dilution of $36.81 per share. The following table illustrates the per share dilution:

   Assumed offering price per share..................................... $36.03
   Net tangible book value per share after this offering................  (0.78)
                                                                         ------
   Dilution per share to new purchasers................................. $36.81
                                                                         ======

   Please note that the last sale price of our common stock on January 18, 2000 was $124. Accordingly, assuming that the shares offered under this prospectus are sold at that price and that our net tangible book value per share has not changed since September 30, 1999, new purchasers of the shares will experience an immediate dilution of $124.78 per share.

   The above discussion and table assume no exercise of any stock options or warrants for common stock outstanding as of September 30, 1999 or conversion into common stock of redeemable convertible preferred stock, convertible preferred stock or convertible subordinated notes outstanding as of September 30, 1999. If any of these options or warrants are exercised or if any of these convertible securities are converted into common stock, there may be further dilution to new purchasers. Please see Note 1 to the Notes to Supplemental Consolidated Financial Statements included herein.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of January 18, 2000, the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus, assuming each selling stockholder sells all of the shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling stockholder has had with Exodus or any of its predecessors or affiliates within the past three years. The selling stockholders named below, together with any pledgee or donee of any named stockholders, and any person who may purchase shares offered hereby from any named stockholders in a private transaction in which they are assigned the stockholders' rights to registration of their shares, are referred to in this prospectus as the "selling stockholders."

   Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares beneficially owned by each named selling stockholder as of January 18, 2000. All of these shares were acquired by the selling stockholders in connection with our acquisitions of Service Metrics, Inc. and Global OnLine Japan Co., Ltd. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after January 18, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Based upon the 178,118,432 outstanding shares of common stock as of January 18, 2000, and assuming each selling stockholder sells all of the shares offered in this prospectus, no selling stockholder will own one percent or more of our outstanding shares of common stock after the completion of this offering.

                                                                  Shares owned
                                         Shares owned    Shares      after
Name                                    before offering  offered    offering
----                                    --------------- --------- ------------
SOFTBANK Technology Ventures IV
 L.P.(1)...............................    1,766,352    1,766,352     --
Pacific Technology Ventures U.S.A.
 L.P.(2)...............................    1,096,664    1,096,664     --
Fidelity Investors II Limited
 Partnership(3)........................      728,950      728,950     --
Pequot Venture Partners LP(4)..........      704,192      704,192     --
Nexus Capital Partners I L.P.(5).......      643,458      643,458     --
Thomas K. Higley(6)....................      503,160      503,160     --
Niel Robertson.........................      251,580      251,580     --
Rajat Bhargava(7)......................      226,422      226,422     --
Global OnLine Japan Ninnikumiai(8).....      138,438      138,438     --
Lion Investments Limited...............      133,944      133,944     --
Roger J. Boisvert(9)...................      133,434      133,434     --
Richard Terry Duryea(10)...............       75,474       75,474     --
Nexus Partners, LLC(5).................       60,732       60,732     --
J.H. Whitney III, L.P.(11).............       40,586       40,586     --
Rizwan Virk............................       36,164       36,164     --
SOFTBANK Technology Advisors Fund
 L.P.(2)...............................       34,502       34,502     --
Yuji Suzuki(12)........................       32,802       32,802     --

                                                                  Shares owned
                                         Shares owned    Shares      after
Name                                    before offering  offered    offering
----                                    --------------- --------- ------------
W. Donald Jones(13)....................       16,772       16,772      --
Yoshio Hattori(14).....................       13,899       13,899      --
Charles R. Olson(15)...................       11,119       11,119      --
Donald Sefton..........................        9,812        9,812      --
V.M. Baines(8).........................        9,451        9,451      --
Robert Rudelius(16)....................        9,783        7,783    2,000
Paul Hardy.............................        6,891        6,671      220
Yuriko Hiraguri(17)....................        6,671        6,671      --
Holly K. Hamann........................        4,402        4,402      --
Christopher J. Phelan(18)..............        3,335        3,335      --
Webber Family Trust dated 1/6/89.......        2,732        2,732      --
Intensity Channels, Inc................        2,008        2,008      --
Stephen Wolfe..........................        1,667        1,667      --
Peter Boardman.........................        1,111        1,111      --
Steven Davis(19).......................        1,111        1,111      --
Peter R. Evans(20).....................        1,111        1,111      --
Timothy Lee Romero.....................        1,111        1,111      --
Whitney Strategic Partners III,
 L.P.(11)..............................        1,111        1,111      --
A-TEN Associates.......................          555          555      --
Yeri Choi Coyner.......................          555          555      --
Rie Kawaguchi(21)......................          555          555      --
Timothy Marrable.......................          555          555      --
Megumi Saito...........................          555          555      --
Katsuomi Taira(22).....................          555          555      --
Peter Tasker...........................          555          555      --
Alan DiPietro..........................          470          470      --
                                           ---------    ---------    -----
  Totals...............................    6,715,306    6,713,086    2,220

--------
 (1) Prior to the acquisition of Service Metrics, Inc. ("SMI") by Exodus, SOFTBANK Technology Ventures IV L.P. and SOFTBANK Technology Advisors Fund L.P. together held approximately 28.6% of the fully-diluted common shares of SMI and Brad Feld, a representative of these partnerships, served as a director of SMI.

 (2) Prior to the acquisition of SMI by Exodus, Pacific Technology Ventures U.S.A. L.P. held approximately 17.4% of the fully-diluted common shares of SMI and Patrick Kenealy, a representative of this partnership, served as a director of SMI.

 (3) Prior to the acquisition of SMI by Exodus, Fidelity Investors II Limited Partnership held approximately 11.6% of the fully-diluted common shares of SMI.

 (4) Prior to the acquisition of SMI by Exodus, Pequot Venture Partners LP held approximately 11.2% of the fully-diluted common shares of SMI.

 (5) Prior to the acquisition of SMI by Exodus, Nexus Capital Partners I, L.P. and Nexus Partners, LLC together held approximately 11.2% of the fully-diluted common shares of SMI and Will Weathersby, a representative of these partnerships, served as a director of SMI.

 (6) Thomas Higley is the vice president, Service Metrics of Exodus and president of SMI. Prior to the acquisition of SMI by Exodus, Mr. Higley was a director, president, treasurer and secretary of SMI.

 (7) Prior to the acquisition of SMI by Exodus, Rajat Bhargava was a director of SMI.

 (8) Prior to the acquisition of Global OnLine Japan Co., Ltd ("GOL") by Exodus, Global OnLine Japan Ninnikumiai held approximately 33.3% of the common shares of GOL and V.M. Baines and Steve Quaiver, representatives of this entity, served as directors of GOL.

 (9) Roger Boisvert is the representative director and president of GOL. Prior to the acquisition of GOL by Exodus, Mr. Boisvert held approximately 32.1% of the common shares of GOL and served as a director of GOL.

(10) Prior to the acquisition of SMI by Exodus, Richard Terry Duryea was a director of SMI.

(11) Prior to the acquisition of GOL by Exodus, J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. together held approximately 10.0% of the common shares of GOL and Paul Slawson, a representative of these partnerships, served as a director of GOL.

(12) Prior to the acquisition of GOL by Exodus, Yuji Suzuki held approximately 7.9% of the common shares of GOL, and previously held in excess of 10% of the common shares of GOL, and served as chairman of GOL.

(13) Prior to the acquisition of SMI by Exodus, W. Donald Jones was vice president and chief financial officer of SMI.

(14) Prior to the acquisition of GOL by Exodus, Yoshio Hattori served as a director of GOL.

(15) Prior to the acquisition of GOL by Exodus, Charles Olson was the chief financial officer of GOL.

(16) Robert Rudelius is an officer and majority owner of a company that is a party to an alliance partner agreement with Exodus.

(17) Prior to the acquisition of GOL by Exodus, Yurika Hiraguri served as a director of GOL and was vice president of administration of GOL.

(18) Prior to the acquisition of GOL by Exodus, Christopher J. Phelan was the chief operating officer of GOL.

(19) Prior to the acquisition of GOL by Exodus, Steven Davis was the chief technology officer of GOL.

(20) Prior to the acquisition of GOL by Exodus, Peter R. Evans was the network manager of GOL.

(21) Prior to the acquisition of GOL by Exodus, Rie Kawaguchi was the chief accountant of GOL.

(22) Prior to the acquisition of GOL by Exodus, Katsuomi Taira was the director of corporate sales of GOL.

                              PLAN OF DISTRIBUTION

   The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Exodus nor the selling stockholders can presently estimate the amount of this compensation.

   The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

  . in the over-the-counter market;

  . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  . through the writing of options, whether the options are listed on an options exchange or otherwise; or

  . through the settlement of short sales.

   In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

   The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Exodus will not receive any of the proceeds from this offering.

   Exodus' outstanding common stock is listed for trading on the Nasdaq National Market.

   The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

   In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

   To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Exodus' consent, by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

   In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The common stock offered under this prospectus was originally issued to former stockholders of Service Metrics, Inc. and Global OnLine Japan Co., Ltd. in connection with the acquisitions of these companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder. In connection with the acquisitions of Service Metrics, Inc. and Global OnLine Japan Co., Ltd., Exodus agreed to register the shares of common stock offered under this prospectus under the Securities Act. Exodus and the selling stockholders have agreed to indemnify each other, and their respective controlling persons, against specific liabilities, including liabilities arising under the Securities Act and Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. Exodus will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will provide Exodus with an opinion as to legal matters in connection with the common stock.

                                    EXPERTS

   Our consolidated financial statements and related schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31,1998, have been included in this registration statement in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere in this registration statement, and upon the authority of said firm as experts in auditing and accounting.

   Our supplemental consolidated financial statements and related schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31,1998, have been included in this registration statement in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere in this registration statement, and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Cohesive Technology Solutions, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   The following documents we have filed with the Commission are incorporated into this prospectus by reference:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Commission on February 22, 1999;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 1999 filed with the Commission on May 17, 1999, as amended by a Form 10-Q/A filed with the Commission on June 25, 1999;

  . our quarterly report on Form 10-Q for the quarter ended June 30, 1999 filed with the Commission on August 13, 1999;

  . our quarterly report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 12, 1999, as amended by a Form 10-Q/A filed with the Commission on January 18, 2000;

  . our current reports on Form 8-K filed with the Commission on January 29, 1999, February 22, 1999, March 2, 1999, June 18, 1999, August 11, 1999,
    as amended on October 12, 1999 and November 29, 1999, November 29, 1999 (two reports), and December 3, 1999;

  . the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 13, 1998 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

  . the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the Commission on January 29, 1999 under Section 12(g) of the Exchange Act, as amended by a Form 8-A/A filed with the Commission on November 29, 1999, including any amendment or report filed for the purpose of updating such description; and

  . all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

   To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

   Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

   We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

   We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Exodus Communications, Inc., 2831 Mission College Boulevard, Santa Clara, California 95054, Attention: Adam W. Wegner, General Counsel, telephone: (408) 346-2200.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

EXODUS COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                             Page
Supplemental Consolidated Financial Statements:                              ----

  Independent Auditors' Report.............................................. F-2
  Supplemental Consolidated Balance Sheets.................................. F-3
  Supplemental Consolidated Statements of Operations........................ F-4
  Supplemental Consolidated Statements of Stockholders' (Deficit) Equity.... F-5
  Supplemental Consolidated Statements of Cash Flows........................ F-7
  Notes to Supplemental Consolidated Financial Statements................... F-8

Historical Consolidated Financial Statements:

  Independent Auditors' Report.............................................. F-28
  Consolidated Balance Sheets............................................... F-29
  Consolidated Statements of Operations..................................... F-30
  Consolidated Statements of Stockholders' (Deficit) Equity................. F-31
  Consolidated Statements of Cash Flows..................................... F-32
  Notes to Consolidated Financial Statements................................ F-33

COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES

  Independent Auditors' Report.............................................. F-52
  Consolidated Balance Sheets............................................... F-53
  Consolidated Statements of Operations..................................... F-54
  Consolidated Statements of Stockholders' Equity........................... F-55
  Consolidated Statements of Cash Flows..................................... F-56
  Notes to Consolidated Financial Statements................................ F-57
  Condensed Consolidated Balance Sheets..................................... F-67
  Condensed Consolidated Statements of Operations........................... F-68
  Condensed Consolidated Statements of Cash Flows........................... F-69
  Notes to Unaudited Condensed Consolidated Financial Statements............ F-70

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  Unaudited Pro Forma Combined Condensed Financial Statements............... F-71
  Unaudited Pro Forma Combined Condensed Statement of Operations............ F-72
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements...... F-74

FINANCIAL STATEMENT SCHEDULES

  Supplemental Schedule II--Valuation and Qualifying Accounts............... S-1
  Schedule II--Valuation and Qualifying Accounts............................ S-2

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule as listed in the index on page F-1. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements and related supplemental financial statement schedule give retroactive effect to the merger of the Company and Service Metrics, Inc. on November 23, 1999, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, California
November 23, 1999, except as to Note
9,
  which is as of December 14, 1999

                          EXODUS COMMUNICATIONS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,
                                                ------------------  September 30,
                                                  1997      1998        1999
                                                --------  --------  -------------
                                                                     (Unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents..................... $ 10,270  $156,015    $ 171,971
 Accounts receivable, net of allowance for
  doubtful accounts of $691, $1,821, and
  $5,251 as of December 31, 1997 and 1998, and
  September 30, 1999, respectively.............    1,837     9,653       47,858
 Prepaid expenses and other current assets.....    1,377     6,205       18,972
                                                --------  --------    ---------
   Total current assets........................   13,484   171,873      238,801
Property and equipment, net....................   25,170    68,572      245,392
Restricted cash equivalents and investments....    1,753    45,614       35,444
Intangibles and other assets...................      566    12,739      165,188
                                                --------  --------    ---------
                                                $ 40,973  $298,798    $ 684,825
                                                ========  ========    =========

 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
    STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
 Bank borrowings............................... $  3,000  $    --     $     --
 Current portion of equipment loans and line
  of credit facilities.........................    3,777    14,367        7,722
 Current portion of capital lease
  obligations..................................    1,143     5,223       14,817
 Accounts payable..............................    6,252     9,208       34,141
 Accrued expenses..............................    3,019     6,876       20,294
 Accrued interest payable......................      --     11,563        8,074
                                                --------  --------    ---------
   Total current liabilities...................   17,191    47,237       85,048
Equipment loans and line of credit facilities,
 less current portion..........................   12,693    15,695        9,600
Capital lease obligations, less current
 portion.......................................    2,442    11,589       32,201
Convertible subordinated notes.................      --        --       250,000
Senior notes...................................      --    200,000      275,375
                                                --------  --------    ---------
   Total liabilities...........................   32,326   274,521      652,224
                                                ========  ========    =========
Redeemable convertible preferred stock and
 warrants, $0.001 par value: 74,960,124, no
 shares, and no shares authorized as of
 December 31, 1997 and 1998, and September 30,
 1999 respectively; 34,117,371, no shares, and
 no shares issued and outstanding as of
 December 31, 1997 and 1998, and September 30,
 1999, respectively; aggregate liquidation
 preference of $39,640 as of
 December 31, 1997.............................   39,247       --           --
                                                --------  --------    ---------
Commitments and contingencies
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value: no shares,
  5,000,000 shares and 5,000,000 shares
  authorized as of December 31, 1997 and 1998,
  and September 30, 1999 and no shares issued
  or outstanding as of December 31, 1997 and
  1998, and September 30, 1999.................      --        --           --
 Convertible preferred stock of Service
  Metrics, Inc.; no shares, 1,553,158, and
  2,585,777 shares issued and outstanding as
  of December 31, 1997 and 1998, and September
  30, 1999, respectively; aggregate
  liquidation preference of $0, $6,000, and
  $15,500 as of December 31, 1997 and 1998,
  and September 30, 1999, respectively.........      --      5,961       15,437
 Common stock, $0.001 par value: 53,281,579,
  50,000,000, and 300,000,000 shares
  authorized as of December 31, 1997 and 1998,
  and September 30 1999, respectively;
  16,538,024, 161,670,932, and
  170,084,342 shares issued and outstanding as
  of December 31, 1997 and 1998, and September
  30, 1999, respectively.......................       17       162          170
 Additional paid-in capital....................    2,493   117,127      195,166
 Notes receivable from stockholders............     (140)      --           --
 Deferred stock compensation...................   (2,393)   (1,080)      (2,903)
 Accumulated deficit...........................  (30,577)  (97,893)    (175,269)
                                                --------  --------    ---------
   Total stockholders' (deficit) equity........  (30,600)   24,277       32,601
                                                ========  ========    =========
                                                $ 40,973  $298,798    $ 684,825
                                                ========  ========    =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (Unaudited)
Revenues:
  Service revenues............  $ 2,454  $ 11,588  $ 49,815
  Equipment revenues..........      676       820     2,930
                                -------  --------  --------
    Total revenues............    3,130    12,408    52,745  $ 31,638  $140,754
                                -------  --------  --------  --------  --------
Costs and expenses:
  Cost of service revenues....    2,538    16,228    59,280
  Cost of equipment revenues..      452       640     2,298
                                -------  --------  --------
    Total cost of revenue.....    2,990    16,868    61,578    39,291   118,827
  Marketing and sales.........    2,734    12,702    29,034    20,576    42,473
  General and administrative..    1,056     5,983    16,058     9,664    25,548
  Product development.........      444     1,647     3,507     2,389     5,641
  Amortization of
   intangibles................      --        --        141       --      4,674
  Restructuring costs.........      --        --        --        --        923
                                -------  --------  --------  --------  --------
    Total expenses............    4,234    20,332    48,740    32,629    79,259
                                -------  --------  --------  --------  --------
    Total costs and expenses..    7,224    37,200   110,318    71,920   198,086
                                -------  --------  --------  --------  --------
    Operating loss............   (4,094)  (24,792)  (57,573)  (40,282)  (57,332)
Interest income...............       68       193     7,157     4,028    10,561
Interest expense..............     (107)     (699)  (16,900)   (9,138)  (30,605)
                                -------  --------  --------  --------  --------
    Net loss..................   (4,133)  (25,298)  (67,316)  (45,392)  (77,376)
Cumulative dividends and
 accretion on redeemable
 convertible preferred stock..      --     (1,413)   (2,014)   (2,014)      --
                                -------  --------  --------  --------  --------
Net loss attributable to
 common stockholders..........  $(4,133) $(26,711) $(69,330) $(47,406) $(77,376)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (0.27) $  (1.73) $  (0.55) $  (0.42) $  (0.47)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share........................   15,312    15,428   125,808   114,088   165,974
                                =======  ========  ========  ========  ========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                 (in thousands)

                           Convertible
                            Preferred
                            Stock of
                            Services                                 Notes                                  Total
                          Metrics, Inc. Common Stock   Additional  Receivable    Deferred               Stockholders'
                          ------------- --------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount Shares  Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------ ------  ------ ---------- ------------ ------------ ----------- -------------
Balances as of December
 31, 1995...............    --   $  --  14,568   $15     $  186      $(195)      $   --      $ (1,146)    $ (1,140)
Issuance of common
 stock..................    --      --   1,072     1         31        --            --           --            32
Issuance of common stock
 in connection with
 stock purchase plan and
 exercise of stock
 options................    --      --     128    --          4         (3)          --           --             1
Repurchase of common
 stock..................    --      --    (200)   --         (6)         6           --           --           --
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --           6           --           --             6
Net loss................    --      --     --     --        --         --            --        (4,133)      (4,133)
                          -----  ------ ------   ---     ------      -----       -------     --------     --------
Balances as of December
 31, 1996...............    --      --  15,568    16        215       (186)          --        (5,279)      (5,234)

Issuance of common stock
 in connection with
 exercise of stock
 options and warrants...    --      --   1,378     1        221        --            --           --           222
Repurchase of common
 stock..................    --      --    (408)   --        (12)        12           --           --           --
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --          34           --           --            34
Deferred stock
 compensation related to
 stock option grants....    --      --     --     --      3,482        --         (3,482)         --           --
Amortization of deferred
 stock compensation.....    --      --     --     --        --         --          1,089          --         1,089
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --      --     --     --       (750)       --            --           --          (750)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --      --     --     --       (663)       --            --           --          (663)
Net loss................    --      --     --     --        --         --            --       (25,298)     (25,298)
                          -----  ------ ------   ---     ------      -----       -------     --------     --------
Balances as of December
 31, 1997...............    --      --  16,538    17      2,493       (140)       (2,393)     (30,577)     (30,600)

Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants...............    --      --   6,703     7      2,286        --            --           --         2,293
Issuance of common stock
 in conjunction with
 initial public
 offering, net of
 offering costs of
 $7,062.................    --      --  41,000    41     69,777        --            --           --        69,818
Issuance of common stock
 to an officer for
 cash...................    --      --     400    --        450        --            --           --           450
Issuance of common stock
 and common stock
 warrants...............    --      --     --     --        786        --            --           --           786
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock..................  1,553   5,961    --     --        --         --            --           --         5,961
Issuance of Service
 Metrics, Inc. common
 stock to founders......    --      --   1,132     1          8        --            --           --             9
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --         140           --           --           140

                                                                     (continued)

                          EXODUS COMMUNICATIONS, INC.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY--
                                  (Continued)
                                 (in thousands)

                           Convertible
                            Preferred
                             Stock of
                             Services                                 Notes                                  Total
                          Metrics, Inc.   Common Stock  Additional  Receivable    Deferred               Stockholders'
                          -------------- --------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount  Shares  Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------- ------- ------ ---------- ------------ ------------ ----------- -------------
Conversion of redeemable
 convertible preferred
 stock into common
 stock..................    --   $   --   95,898  $ 96   $ 43,341     $  --       $   --      $     --     $ 43,437
Amortization of deferred
 stock compensation.....    --       --      --    --         --         --         1,313           --        1,313
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --      --    --        (462)       --           --            --         (462)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --      --    --      (1,552)       --           --            --       (1,552)
Net loss................    --       --      --    --         --         --           --        (67,316)    (67,316)
                          -----  ------- -------  ----   --------     -----       -------     ---------    --------

Balances as of December
 31, 1998...............  1,553    5,961 161,671   162    117,127        --        (1,080)      (97,893)     24,277
Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants (unaudited)...    --       --    6,813     7     14,000        --           --            --       14,007
Issuance of common stock
 and assumption of
 options in connection
 with the acquisition of
 Cohesive Technology
 Solutions, Inc.
 (unaudited)............    --       --    1,600     1     61,261        --           --            --       61,262
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock (unaudited)......  1,033    9,476     --    --         --         --           --            --        9,476
Deferred stock
 compensation related to
 Service Metrics, Inc.
 stock option grants
 (unaudited)............    --       --      --    --       2,778        --        (2,778)          --          --
Amortization of deferred
 stock compensation
 (unaudited)............    --       --      --    --         --         --           955           --          955
Net loss (unaudited)....    --       --      --    --         --         --           --        (77,376)    (77,376)
                          -----  ------- -------  ----   --------     -----       -------     ---------    --------

Balances as of September
 30, 1999 (unaudited)...  2,586  $15,437 170,084  $170   $195,166     $ --        $(2,903)    $(175,269)   $ 32,601
                          =====  ======= =======  ====   ========     =====       =======     =========    ========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  -------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  ---------
                                                               (Unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(4,133) $(25,298) $(67,316) $(45,392) $ (77,376)
 Adjustments to reconcile net
  loss to net cash used for
  operating activities:
   Depreciation and
    amortization.............      461     3,429    13,024     8,575     28,383
   Loss on disposal of
    property and equipment...      --        --        464       248        --
   Noncash common stock and
    warrant expense..........      --        --        786       786        --
   Amortization of deferred
    stock compensation.......      --      1,089     1,354     1,081        955
   Amortization of debt
    issuance costs...........      --        --        846       274      1,063
   Interest accretion on
    restricted cash
    equivalents and
    investments..............      --        --     (1,088)     (580)    (1,068)
   Changes in operating
    assets and liabilities:
     Accounts receivable.....     (265)   (1,316)   (8,306)   (7,127)   (28,272)
     Prepaid expenses and
      other assets...........     (189)     (748)   (4,193)   (3,970)   (17,516)
     Accounts payable........      671     5,089     2,791     4,981     22,980
     Accrued expenses........      339     2,237     2,763     3,806      5,798
     Accrued interest
      payable................      --        --     11,563     5,750     (3,489)
                               -------  --------  --------  --------  ---------
      Net cash used for
       operating activities..   (3,116)  (15,518)  (47,312)  (31,568)   (68,542)
                               -------  --------  --------  --------  ---------
Cash flows from investing
 activities:
 Capital expenditures........   (3,499)  (22,489)  (44,564)  (26,680)  (160,624)
 Proceeds from sale of
  property and equipment.....      --        --        245       --         --
 Businesses acquired, net of
  cash received..............      --        --     (5,654)      --     (70,398)
 Release of restricted cash
  and investments............      --        --        --        --      24,938
 Increase in restricted cash
  equivalents and
  investments................     (378)   (1,375)  (42,773)  (43,562)   (13,413)
 Other assets................      --        --        (11)      (81)   (15,637)
                               -------  --------  --------  --------  ---------
      Net cash used for
       investing activities..   (3,877)  (23,864)  (92,757)  (70,323)  (235,134)
                               -------  --------  --------  --------  ---------
Cash flows from financing
 activities:
 Proceeds from issuance of
  redeemable convertible
  preferred stock and
  warrants...................    9,409    23,320     2,176     2,176        --
 Proceeds from issuance of
  Service Metrics, Inc.
  convertible preferred
  stock......................      --        --      5,961       982      9,477
 Proceeds from issuance of
  common stock, net..........       32       222    72,530    71,362     14,006
 Proceeds from issuance of
  bridge financing
  convertible notes..........      --      3,975       --        --         --
 Repayment of notes
  receivable from
  stockholders...............        7        34       140        90        --
 Bank borrowings, net........     (100)    3,000    (3,000)   (3,000)       --
 Proceeds from sale-leaseback
  transactions...............      552       932     4,035     4,190        776
 Payments on capital leases
  obligations................     (154)     (720)   (3,020)   (1,689)    (6,468)
 Proceeds from equipment
  loans and line of credit
  facilities.................    1,296    16,480    18,611    18,611        --
 Repayment of equipment loans
  and line of credit
  facilities.................     (497)   (1,306)   (5,019)   (3,468)   (13,529)
 Proceeds from convertible
  subordinated notes, net....      --        --        --        --     242,124
 Proceeds from senior notes,
  net of discounts and
  offering costs.............      --        --    193,400   194,000     73,246
                               -------  --------  --------  --------  ---------
      Net cash provided by
       financing activities..   10,545    45,937   285,814   283,254    319,632
                               -------  --------  --------  --------  ---------
Net increase in cash and cash
 equivalents.................    3,552     6,555   145,745   181,363     15,956
Cash and cash equivalents at
 beginning of period.........      163     3,715    10,270    10,270    156,015
                               -------  --------  --------  --------  ---------
Cash and cash equivalents at
 end of period...............  $ 3,715  $ 10,270  $156,015  $191,633  $ 171,971
                               =======  ========  ========  ========  =========
Supplemental disclosures of
 cash flow information:
 Cash paid--interest.........  $   --   $    699  $  4,923  $  2,923  $  34,010
                               =======  ========  ========  ========  =========
 Noncash investing and
  financing activities:
   Assets recorded under
    capital leases...........  $    27  $  2,700  $ 12,001  $  6,848  $  35,897
                               =======  ========  ========  ========  =========
   Conversion of note payable
    to stockholder to
    preferred stock..........  $   200  $    --   $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Cumulative dividends and
    accretion on Series C and
    D redeemable convertible
    preferred stock..........  $   --   $  1,413  $  2,014  $  2,014  $     --
                               =======  ========  ========  ========  =========
   Deferred compensation on
    grants of stock options..  $   --   $  3,482  $    --   $    --   $   2,778
                               =======  ========  ========  ========  =========
   Warrants issued for
    financing commitments....  $   --   $    730  $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Conversion of bridge
    financing convertible
    notes to redeemable
    convertible preferred
    stock....................  $   --   $  3,975  $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Conversion of redeemable
    convertible preferred
    stock to common stock....  $   --   $    --   $ 43,437  $ 43,437  $     --
                               =======  ========  ========  ========  =========
   Issuance of common stock
    and assumption of options
    in connection with the
    acquisition of Cohesive
    Technology Solutions,
    Inc. ....................  $   --   $    --   $    --   $    --   $  61,262
                               =======  ========  ========  ========  =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

(1) Summary of the Company and Significant Accounting Policies

The Company

   Exodus Communications, Inc. ("Exodus" or "the Company") is a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations.

   The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

   The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Service Metrics, Inc. ("SMI" or "Service Metrics") on November 23, 1999. The consolidated financial statements have been restated for all periods presented as if SMI and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In recording the pooling-of-interests combination, the Company's consolidated statement of operations for the year ended December 31, 1998 has been combined with SMI's statement of operations for the period from May 19, 1998 ("inception") through December 31, 1998. The Company's consolidated statements of operations for the nine-month periods ended September 30, 1998 and 1999 have been combined with SMI's statements of operations for the period from inception through September 30, 1998, and the nine-month period ended September 30, 1999, respectively. The consolidated balance sheets of the Company as of December 31, 1998 and September 30, 1999, have been combined with the balance sheets of Service Metrics as of the same dates.

   Service Metrics, which was incorporated in May 1998, is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. SMI is based in Boulder, Colorado, and had 79 employees as of November 1999.

   In connection with the merger, the former shareholders and option holders of SMI common stock received shares and options of Exodus common stock at the rate of approximately 0.252 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 6,200,000 shares of Exodus common stock in exchange for all outstanding shares of SMI common stock and reserved approximately 760,000 shares of common stock for issuance upon the exercise of SMI options the Company assumed pursuant to the merger agreement.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   As SMI was incorporated in May 1998, supplemental results of operations for the periods ended December 31, 1996 and 1997 are the same as Exodus' results of operations. The results of operations previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below.

                                                             Nine Months Ended
                                                               September 30,
                                                                   1999
                                                     Year    ------------------
                                                    Ended      1998      1998
                                                   --------  --------  --------
   Net revenues:
     Exodus....................................... $ 52,738  $ 31,638  $140,186
     Service Metrics..............................        7       --        568
                                                   --------  --------  --------
     Combined..................................... $ 52,745  $ 31,638  $140,754
                                                   ========  ========  ========
   Net loss:
     Exodus....................................... $(66,442) $(45,057) $(71,880)
     Service Metrics..............................     (874)     (335)   (5,496)
                                                   --------  --------  --------
     Combined..................................... $(67,316) $(45,392) $(77,376)
                                                   ========  ========  ========

Use of Estimates

   The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by the Company, (ii) revenues from sales of third-party equipment to customers and
(iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered.

Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of September 30, 1999, cash equivalents consisted principally of money market funds at four financial institutions.

   The Company classifies its investments as "held-to-maturity." As of September 30, 1999, such investments consisted of U.S. Treasury Notes and are recorded at amortized cost.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
   U.S. treasury notes:
     Due within one year...........................   $10,733       $29,528
     Due after one year through two years..........    20,594           --
   Money market funds..............................    11,049           --
   Cash collateral related to leases...............     3,238         5,916
                                                      -------       -------
   Total restricted cash equivalents and
    investments....................................   $45,614       $35,444
                                                      =======       =======

   See Notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

   The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative system management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Unaudited Interim Financial Statements

   The accompanying unaudited supplemental consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited supplemental consolidated financial statements have been prepared on the same basis as the audited supplemental consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 1999, and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in intangibles and other assets on the accompanying supplemental consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods generally ranging from 5 to 10 years (see Note 2).

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to holders of common stock by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                         Years Ended December  Nine Months Ended
                                                 31,             September 30,
                                        ---------------------- -----------------
                                         1996    1997    1998    1998     1999
                                        ------- ------- ------ -------- --------
Shares issuable under stock options...    2,336  13,672 38,594   26,810   51,940
Shares issuable pursuant to warrants
 to purchase common stock and
 redeemable convertible preferred
 stock................................    5,096  22,504  1,448    2,136      506
Shares of redeemable convertible
 preferred stock and convertible
 preferred stock of SMI on an "as if
 converted" basis.....................  124,296 272,936  3,106    1,086    5,172
Shares of convertible subordinated
 notes on an "as if converted" basis..      --      --     --       --    21,892

Comprehensive Loss

   There are no differences between consolidated net loss and comprehensive loss for any period presented.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than 10 years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are generally being amortized on a straight-line basis over 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000).
These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Cohesive common stock was converted into the right to receive 0.10488 shares of Exodus common stock and $1.338 in cash; each share of Cohesive Series A preferred stock was converted into the right to receive $122.337 in cash; each share of Cohesive Series B preferred stock was converted into the right to receive $115.965 in cash; each share of Cohesive Series C preferred stock was converted into the right to receive $5.00 in cash; and each share of Cohesive Series D preferred stock, which automatically converted into Cohesive common stock immediately prior to the merger, was converted into the right to receive
0.10488 shares of Exodus common stock and approximately $6.655 in cash. In addition, the Company assumed each issued and outstanding option to purchase shares of Cohesive common stock which was converted into an option to purchase Exodus common stock using an exchange ratio of 0.14604.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 1,600,796 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 408,712 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   The following summary, prepared on an unaudited pro forma basis, combines the Company's supplemental consolidated results of operations with Arca's, AIS', and Cohesive's results of operations, as if Arca, AIS, and Cohesive had been acquired as of January 1, 1997 (in thousands, except per share data):

                                  Year Ended        Nine Months   Nine Months
                                 December 31,          Ended         Ended
                               ------------------  September 30, September 30,
                                 1997      1998        1998          1999
                               --------  --------  ------------- -------------
   Revenues................... $ 41,004  $103,774    $ 69,208      $169,945
   Net loss attributable to
    holders of common stock... $(24,009) $(87,022)   $(62,892)     $(87,215)
   Basic and diluted net loss
    per share................. $  (1.41) $  (0.68)   $  (0.54)     $  (0.52)
   Shares used in pro forma
    per share calculation ....   17,028   127,408     115,688       167,188

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

   In November 1999, the Company agreed to acquire Global OnLine Japan Co., Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

(3) Financial Statement Components

Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
   Data centers and related equipment........... $16,316 $43,959   $150,239
   Furniture, fixtures, computer equipment and
    other.......................................  12,815  33,179     94,892
   Construction in progress.....................     --    8,497     40,576
                                                 ------- -------   --------
                                                  29,131  85,635    285,707
   Less accumulated depreciation and
    amortization................................   3,961  17,063     40,315
                                                 ------- -------   --------
                                                 $25,170 $68,572   $245,392
                                                 ======= =======   ========

   Computer and other equipment and certain data center infrastructure are recorded under capital leases that aggregated $4,492,000, $20,528,000, and $56,425,000 as of December 31, 1997 and 1998, and September 30, 1999,
respectively. Accumulated amortization on the assets recorded under capital leases aggregated $722,000, $4,452,000, and $12,621,000 as of December 31, 1997
and 1998, and September 30, 1999, respectively.

Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Accrued payroll and related expenses............. $1,183 $2,956    $ 9,074
   Other............................................  1,836  3,920     11,220
                                                     ------ ------    -------
                                                     $3,019 $6,876    $20,294
                                                     ====== ======    =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(4) Bank Borrowings and Debt

   A summary of equipment loans and line of credit facilities follows (in thousands):

                                                  December 31,
                                                ----------------- September 30,
                                                  1997     1998       1999
                                                -------- -------- -------------
$1,800,000 equipment line of credit facility;
 effective interest rate of 16.4%; principal
 and interest due April 2000 through September
 2000; collateralized by equipment............  $  1,393 $    981    $   583
$3,000,000 equipment line of credit facility--
 April 1997; effective interest rate of 12.9%;
 principal and interest due monthly through
 July 2001; collateralized by equipment.......     2,756    2,080      1,448
$6,500,000 equipment line of credit facility;
 effective interest rate of 15.9%; principal
 and interest due monthly through July 2001;
 collateralized by equipment..................     6,312    4,842      3,523
$3,000,000 equipment line of credit facility--
 August 1997; effective interest rate of
 16.2%; principal and interest due monthly
 through May 2001; collateralized by
 equipment....................................     2,787    2,192      1,617
$5,000,000 equipment line of credit facility;
 effective interest rate of 16.2%; principal
 and interest due monthly through September
 2001; collateralized by equipment............     3,044    3,084      2,322
$10,000,000 equipment line of credit facility;
 effective interest rate of 13.8%; principal
 and interest due monthly through August 2002;
 collateralized by equipment..................       --     8,883      7,329
$8,000,000 line of credit facility; interest
 rate of 12.8%; principal and interest due
 March 1999; collateralized by all of the
 Company's assets.............................       --     8,000        --
Other.........................................       178      --         500
                                                -------- --------    -------
                                                  16,470   30,062     17,322
Less current portion..........................     3,777   14,367      7,722
                                                -------- --------    -------
Equipment loans and line of credit facilities,
 less current portion.........................  $ 12,693 $ 15,695    $ 9,600
                                                ======== ========    =======

   As of December 31, 1998, aggregate maturities for outstanding equipment loans and line of credit facilities, for fiscal 1999, 2000, 2001 and 2002 were $14,367,000, $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 1, 1998, the Company issued $200,000,000 of 11% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the initial purchasers and offering expenses). Interest is payable semiannually on January 1 and July 1 of each year commencing January 1, 1999. As of December 31, 1998, restricted cash equivalents and investments include approximately $42,400,000 deposited with an escrow agent that will be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999. Subject to significant exceptions, the Original Senior Notes indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business.

   The Convertible Notes are convertible into the Company's common stock at a conversion rate of 87.5704 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   On June 22, 1999, the Company issued an additional $75,000,000 of Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made on July 1, 1999 representing interest from June 22, 1999 to July 1, 1999.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed 10 times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in July 2000 and is subject to certain covenants.

(5) Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Redeemable Convertible Preferred Stock and Warrants

   In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

7,738.095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

   In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 137,256 shares of the Company's common stock at prices ranging from $0.30 to $0.34 per share. Also in 1996, in

   In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. In April 1997, in connection with the $3,000,000 equipment line of credit, the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit, the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit, the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 480,000 shares of the Company's common stock at a price of $1.88 per share.

   The fair value of all warrant issuances, calculated using the Black-Scholes option pricing model, with the following assumptions: dividends--none; expected life--contractual term; risk-free interest rate of 5.7% to 6.7%; volatility of 60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants.

  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts are being amortized on a straight-line basis through the commitment periods of the credit facilities.

  . The 480,000 warrants issued in connection with the strategic alliance for which the value was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying supplemental consolidated statement of operations for the year ended December 31, 1998.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   Redeemable convertible preferred stock and related warrants issued and outstanding as of December 31, 1997 was as follows:

                                 Redeemable Convertible
                                     Preferred Stock            Warrants
                                 ----------------------- ----------------------
                        Shares   Issued and   Carrying   Issued and   Carrying
   Series             Designated Outstanding    Value    Outstanding   Value
   ------             ---------- ----------- ----------- ----------- ----------
   A.................  7,798,483  7,798,483  $ 3,168,000        --   $      --
   A1................  7,798,483        --           --         --          --
   B.................  8,600,000  7,775,930    6,473,000    160,862         --
   B1................  8,600,000     65,524       55,000    466,072         --
   C................. 17,850,000 15,845,855   20,333,000  1,523,024   1,242,000
   C1................ 17,850,000        --           --     271,598         --
   D.................  3,231,579  2,631,579    7,246,000         --         --
   D1................  3,231,579        --           --     372,826     730,000
                      ---------- ----------  -----------  ---------  ----------
                      74,960,124 34,117,371  $37,275,000  2,794,382  $1,972,000
                      ========== ==========  ===========  =========  ==========

   As of December 31, 1997 and 1998, the Company has 149,304 and 1,448,680 warrants to purchase common stock outstanding, respectively.

Convertible Preferred Stock of Service Metrics, Inc.

   In May 1998, SMI issued 540,936 shares of Series A convertible preferred stock for approximately $1,000,000 in cash. In December 1998, SMI issued 1,012,222 shares of Series B convertible preferred stock for approximately $5,000,000 in cash. In January 1999, SMI issued an additional 303,667 shares of Series B convertible preferred stock for approximately $1,500,000 in cash. In July 1999, SMI issued 728,953 shares of Series C convertible preferred stock for approximately $8,000,000 in cash.

   The Series A, B, and C convertible preferred stock ("SMI Preferred Stock") was convertible, at the option of the holder, into common stock of SMI based on formulas specified in the preferred stock agreements. The SMI Preferred Stock would automatically convert into common stock upon the closing of an initial public offering of SMI, where the net cash proceeds were at least $15,000,000 and the public offering price would be at least $2.50 per share. The holders of the SMI Preferred Stock were entitled to receive dividends at the rate of $0.16 for Series A, $0.48 for Series B, and $1.10 for Series C, when and if declared by the Board of Directors. These dividends were noncumulative. Holders of the SMI preferred stock were entitled to vote upon any matter submitted to the stockholders for a vote and have one vote for each full share of common stock into which their SMI Preferred Stock would be converted at the date of the vote. The SMI Preferred Stock had liquidation privileges generally equal to the SMI Preferred Stock purchase price per share plus any declared but unpaid dividends and was in preference to shares of common stock.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI preferred shareholders converted their SMI Preferred Stock into SMI common stock which was converted into Exodus Common Stock based on a specified exchange ratio.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 41,000,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 2,933,336 shares of common stock were authorized. Awards totaling 858,944 shares of common stock were granted to individuals through 1996, at a price of $0.03 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997 and 1998. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1998, 34,408 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 370,408 had been repurchased by the Company as of December 31, 1998.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 4,800,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998, 436,528 shares were issued under the Purchase Plan at a weighted-average purchase price of $1.67 per share.

   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 17,600,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 12,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 8,000,000 shares, from 12,000,000 shares to 20,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 1,600,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 331/3 % of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

   In January 1998, the Company granted stock options to purchase 2,666,672 shares of common stock to an officer of the Company, of which half have an exercise price of $1.13 per share and vest 100% after 3 years and half have an exercise price of $2.25 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 5,775,848 shares of common stock with an exercise price of $1.13 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company has reserved 16,000,000 shares of common stock for issuance to employees, consultants, and to be used for acquisitions, to be granted as nonqualified stock options. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

Service Metrics, Inc. Stock Option Plan

   In July 1998, the SMI Board of Directors adopted the 1998 Stock Option Plan. Under the Plan, officers, employees and certain other individuals could be granted options and rights to purchase shares of common stock. Options granted could be either incentive stock options or non-statutory stock options. SMI had reserved 512,624 shares of common stock for issuance of stock options. As

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

of December 31, 1998, 359,841 shares were available for future grant. Depending on the type of option, the exercise price could not be less than the fair market value per common share on the date of grant or as determined by the Board of Directors. Options were exercisable over periods determined by the Board of Directors, not to exceed 10 years, and generally were to vest ratably over 4 years. In the event of the termination of the optionee's relationship with SMI, vested options yet to be exercised would remain exercisable for such period of time ending on the earlier of 3 months after termination or the expiration of the term of the option, or as determined by the Board of Directors.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI stock options were assumed by Exodus and converted into Exodus stock options based on a specified exchange ratio.

Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997 and stock options granted by SMI from January 1999 to September 1999. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. With respect to the stock options granted by SMI from January 1999 to September 1999, SMI recorded deferred stock compensation of $2,778,000. These amounts are being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 48 to 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's and SMI's stock-based compensation plans, net loss attributable to holders of common stock and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                 Years Ended December 31,
                                                 ---------------------------
                                                  1996      1997      1998
                                                 -------  --------  --------
   Net loss applicable to holders of common
    stock:
     As reported ............................... $(4,133) $(26,711) $(69,330)
     Pro forma.................................. $(4,133) $(26,711) $(77,009)
   Basic and diluted net loss per share:
     As reported ............................... $ (0.27) $  (1.73) $  (0.55)
     Pro forma ................................. $ (0.27) $  (1.73) $  (0.61)

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                    Years Ended December 31,
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
   Expected life............................... 2.55 years 2.59 years 3.09 years
   Risk-free interest rate.....................      6.28%      5.81%      4.98%
   Volatility .................................        --         --      80.00%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998: no expected dividends, expected volatility of 80%, risk-free interest rate of 5.26%, and expected life of 1.33 years. The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 was $1.25 per share.

   A summary of the Company's stock option plans including SMI is as follows:

                                            Years Ended December 31,
                          ----------------------------------------------------------------
                                 1996                  1997                  1998
                          -------------------- --------------------- ---------------------
                                     Weighted-             Weighted-             Weighted-
                                      Average               Average               Average
                                     Exercise              Exercise              Exercise
                           Shares      Price     Shares      Price     Shares      Price
                          ---------  --------- ----------  --------- ----------  ---------
Outstanding at beginning
 of year................  1,000,664    $0.03    2,336,264    $0.03   13,674,288    $0.10
Granted.................  1,797,872     0.04   12,894,400     0.11   31,594,374     2.84
Forfeited...............   (422,800)    0.03     (846,880)    0.08   (2,311,752)    1.03
Exercised...............    (39,472)    0.03     (709,496)    0.04   (4,367,032)    0.33
                          ---------            ----------            ----------
Outstanding at end of
 year ..................  2,336,264     0.03   13,674,288     0.10   38,589,878     2.26
                          ---------            ----------            ----------
Exercisable at end of
 year...................    645,336     0.03    1,791,600     0.06    3,076,720     0.61
                          =========            ==========            ==========
Weighted-average fair
 value of options
 granted during the year
 at market..............  1,797,872     0.01    2,666,136     0.01   28,560,800     1.57
Weighted-average fair
 value of options
 granted during the year
 at less than market....        --       --    10,228,264     0.29      366,914     0.78
Weighted-average fair
 value of options
 granted during the year
 at greater than
 market ................        --       --           --       --     2,666,672     0.53

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The following table summarizes information about stock options outstanding as of December 31, 1998:

                                      Outstanding                Exercisable
                            -------------------------------- -------------------
                                        Weighted-
                                         Average   Weighted-           Weighted-
                                        Remaining   Average             Average
  Range of                  Number of  Contractual Exercise  Number of Exercise
Exercise Prices               Shares      Life       Price    Shares     Price
---------------             ---------- ----------- --------- --------- ---------
$0.03 to 0.10..............  8,789,854 8.51 years    $0.07   1,992,688   $0.06
$0.47 to 1.13..............  9,360,616 9.13           1.04     826,136    0.91
$1.88 to 3.03..............  9,929,680 9.64           2.67      82,544    2.48
$3.84 to 5.00.............. 10,509,728 9.84           4.75     175,352    4.50
                            ----------                       ---------
                            38,589,878 9.31           2.26   3,076,720    0.61
                            ==========                       =========

Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock issuable by the Company from 100,000,000 to 300,000,000.

Stock Splits

   On April 12, 1999 and August 12, 1999, the Company completed two-for-one stock splits accomplished in the form of stock dividends. Share and per share amounts in the accompanying supplemental consolidated financial statements reflect both two-for-one stock splits retroactively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(6)Commitments and Contingencies

Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1998, the Company had collateralized letters of credit aggregating $3,238,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying supplemental consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
   Year Ending December 31,                                    Leases   Leases
   ------------------------                                    ------- ---------
   1999....................................................... $ 6,470  $ 9,206
   2000.......................................................   6,720    9,892
   2001.......................................................   6,009    9,964
   2002.......................................................     676    9,508
   2003.......................................................     --     9,271
   Thereafter.................................................     --    43,994
                                                               -------  -------
   Total minimum lease payments...............................  19,875  $91,835
                                                                        =======
   Less amount representing imputed interest..................   3,063
                                                               -------
   Present value of minimum lease payments....................  16,812
   Less current portion.......................................   5,223
                                                               -------
   Capital lease obligations, less current portion............ $11,589
                                                               =======

   The Company's rent expense was $248,000, $1,764,000, $5,583,000, $3,389,000 and $11,143,000 for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, respectively.

Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of approximately $105,000,000 for fiber capacity and related maintenance covering approximately 25 years.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date.

   In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position and results of operations.

(7) Income Taxes

   The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's loss before taxes by 34%) to the Company's actual income tax expense (benefit) (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Expected income tax benefit..................... $(1,405) $(8,602) $(22,895)
   Permanent differences...........................       2       15        81
   Net operating loss not benefited................   1,403    8,587    22,814
                                                    -------  -------  --------
     Actual income tax expense (benefit)........... $   --   $   --   $    --
                                                    =======  =======  ========

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $10,941  $35,137
     Difference between book and tax depreciation.............     --     2,284
     Reserves and accruals....................................     195    1,234
     Research and experimentation credit carryforwards........     113      548
     Deferred compensation....................................     437      957
     Other....................................................      41        6
                                                               -------  -------
       Total gross deferred tax assets........................  11,727   40,166
   Less valuation allowance...................................  11,708   40,166
                                                               -------  -------
                                                                    19      --
   Deferred tax liabilities:
     Difference between book and tax depreciation.............     (19)     --
                                                               -------  -------
       Net deferred tax assets................................ $   --   $   --
                                                               =======  =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   As of December 31, 1998, the Company has a net operating loss carryforward for federal and state purposes of $94,961,000 and $48,753,000, respectively. The difference between the federal and state net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for state purposes. The federal net operating loss carryforward will expire from 2011 through 2018. The state net operating loss carryforward will expire from 2001 through 2003.

   Gross deferred tax assets as of December 31, 1998 include approximately $3,430,000 relating to the exercise of stock options, which will be credited to equity when realized.

   The net change in the valuation allowance was an increase of $9,654,000 and $28,458,000 for the years ended December 31, 1997 and 1998, respectively.

   Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and one in Europe. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long-term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result, the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   Financial information for the Company's reportable segments is presented below:

                                                             Nine Months Ended
                                Years Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
Revenues:
  Internet Data Centers........ $ 3,130  $ 12,408  $ 52,263  $ 31,423  $119,650
  Professional services........     --        --        482       215    21,104
                                -------  --------  --------  --------  --------
    Total revenues............. $ 3,130  $ 12,408  $ 52,745  $ 31,638  $140,754
                                =======  ========  ========  ========  ========
Operating profit (loss):
  Internet Data Centers........ $    *   $ (1,243) $ (1,492) $ (3,204) $ 23,166
  Professional services........      *        --       (351)       17     1,880
  Corporate areas..............      *    (23,549)  (55,730)  (37,095)  (82,378)
                                -------  --------  --------  --------  --------
    Total operating loss....... $(4,094) $(24,792) $(57,573) $(40,282) $(57,332)
                                =======  ========  ========  ========  ========

                                                    December 31,
                                                  ---------------- September 30,
                                                   1997     1998       1999
                                                  ------- -------- -------------
Total assets:
  Internet Data Centers.......................... $    *  $ 52,725   $200,616
  Professional services..........................      *       212      3,011
  Corporate assets...............................      *   245,861    481,198
                                                  ------- --------   --------
    Total assets................................. $40,973 $298,798   $684,825
                                                  ======= ========   ========

--------
*Information is not available.

(9) Stock Split

   On December 14, 1999, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying supplemental consolidated financial statements reflect this two-for-one stock split retroactively.

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the index on page F-1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, California
January 26, 1999, except as to Note 9,
 which is as of November 23, 1999, and
 except as to Note 10, which is as of
 December 14, 1999

                          EXODUS COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                 December 31,
                                               ------------------  September 30,
                                                 1997      1998        1999
                                               --------  --------  -------------
                                                                    (Unaudited)
                   ASSETS
Current assets:
 Cash and cash equivalents...................  $ 10,270  $150,891    $ 164,215
 Accounts receivable, net of allowance for
  doubtful accounts of $691, $1,821, and
  $5,240 as of December 31, 1997 and 1998,
  and September 30, 1999, respectively.......     1,837     9,648       47,449
 Prepaid expenses and other current assets...     1,377     6,203       18,235
                                               --------  --------    ---------
   Total current assets......................    13,484   166,742      229,899
Property and equipment, net..................    25,170    68,306      241,180
Restricted cash equivalents and investments..     1,753    45,614       35,444
Intangibles and other assets.................       566    12,624      164,873
                                               --------  --------    ---------
                                               $ 40,973  $293,286    $ 671,396
                                               ========  ========    =========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
 Bank borrowings.............................  $  3,000  $    --     $     --
 Current portion of equipment loans and line
  of credit facilities.......................     3,777    14,367        7,722
 Current portion of capital lease
  obligations................................     1,143     5,140       14,131
 Accounts payable............................     6,252     9,208       32,897
 Accrued expenses............................     3,019     6,771       19,757
 Accrued interest payable....................       --     11,563        8,074
                                               --------  --------    ---------
   Total current liabilities.................    17,191    47,049       82,581
Equipment loans and line of credit
 facilities, less current portion............    12,693    15,695        9,600
Capital lease obligations, less current
 portion.....................................     2,442    11,401       30,772
Convertible subordinated notes...............       --        --       250,000
Senior notes.................................       --    200,000      275,375
                                               --------  --------    ---------
   Total liabilities.........................    32,326   274,145      648,328
Redeemable convertible preferred stock and
 warrants, $0.001 par value: 74,960,124, no
 shares, and no shares authorized as of
 December 31, 1997 and 1998, and September
 30, 1999 respectively; 34,117,371, no
 shares, and no shares issued and outstanding
 as of December 31, 1997 and 1998, and
 September 30, 1999, respectively; aggregate
 liquidation preference of $39,640 as of
 December 31, 1997 ..........................    39,247       --           --
                                               --------  --------    ---------
Commitments and contingencies
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value: no
  shares, 5,000,000 shares and 5,000,000
  shares authorized as of December 31, 1997
  and 1998, and September 30, 1999,
  respectively; and no shares issued or
  outstanding as of December 31, 1997 and
  1998, and September 30, 1999 ..............       --        --           --
 Common stock, $0.001 par value: 53,281,579,
  50,000,000, and 300,000,000 shares
  authorized as of December 31, 1997 and
  1998, and September 30, 1999,
  respectively; 16,538,024, 160,538,816, and
  168,981,250 shares issued and outstanding
  as of December 31, 1997 and 1998, and
  September 30, 1999, respectively ..........        17       161          169
Additional paid-in capital...................     2,493   117,079      192,339
Notes receivable from stockholders...........      (140)      --           --
Deferred stock compensation..................    (2,393)   (1,080)        (541)
Accumulated deficit..........................   (30,577)  (97,019)    (168,899)
                                               --------  --------    ---------
   Total stockholders' (deficit) equity......   (30,600)   19,141       23,068
                                               --------  --------    ---------
                                               $ 40,973  $293,286    $ 671,396
                                               ========  ========    =========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (Unaudited)
Revenues:
  Service revenues............  $ 2,454  $ 11,588  $ 49,808
  Equipment revenues..........      676       820     2,930
                                -------  --------  --------  --------  --------
    Total revenues............    3,130    12,408    52,738  $ 31,638  $140,186
                                -------  --------  --------  --------  --------
Costs and expenses:
  Cost of service revenues....    2,538    16,228    59,261
  Cost of equipment revenues..      452       640     2,298
                                -------  --------  --------  --------  --------
    Total cost of revenue.....    2,990    16,868    61,559    39,291   117,775
  Marketing and sales.........    2,734    12,702    28,778    20,467    39,523
  General and administrative..    1,056     5,983    15,724     9,518    24,396
  Product development.........      444     1,647     3,221     2,299     4,610
  Amortization of
   intangibles................      --        --        141       --      4,674
  Restructuring costs.........      --        --        --        --        923
                                -------  --------  --------  --------  --------
    Total expenses............    4,234    20,332    47,864    32,284    74,126
                                -------  --------  --------  --------  --------
    Total costs and expenses..    7,224    37,200   109,423    71,575   191,901
                                -------  --------  --------  --------  --------
    Operating loss............   (4,094)  (24,792)  (56,685)  (39,937)  (51,715)
Interest income...............       68       193     7,137     4,016    10,353
Interest expense..............     (107)     (699)  (16,894)   (9,136)  (30,518)
                                -------  --------  --------  --------  --------
    Net loss..................   (4,133)  (25,298)  (66,442)  (45,057)  (71,880)
Cumulative dividends and
 accretion on redeemable
 convertible preferred stock..      --     (1,413)   (2,014)   (2,014)      --
                                -------  --------  --------  --------  --------
    Net loss attributable to
     common stockholders......  $(4,133) $(26,711) $(68,456) $(47,071) $(71,880)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (0.27) $  (1.73) $  (0.55) $  (0.41) $  (0.44)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share .......................   15,312    15,428   125,148   113,584   164,854
                                =======  ========  ========  ========  ========


          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                (in thousands)

                                                        Notes                                  Total
                           Common Stock   Additional  Receivable    Deferred               Stockholders'
                          ---------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares   Amount  Capital   Stockholders Compensation   Deficit      Equity
                          -------  ------ ---------- ------------ ------------ ----------- -------------
Balances as of December
31, 1995................   14,568   $ 15   $    186     $(195)      $   --      $  (1,146)   $ (1,140)
Issuance of common
stock...................    1,072      1         31       --            --            --           32
Issuance of common stock
in connection with stock
purchase plan and
exercise of stock
options.................      128    --           4        (3)          --            --            1
Repurchase of common
stock...................     (200)   --          (6)        6           --            --          --
Repayment of notes
receivable from
stockholders............      --     --         --          6           --            --            6
Net loss................      --     --         --        --            --         (4,133)     (4,133)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1996................   15,568     16        215      (186)          --         (5,279)     (5,234)
Issuance of common stock
in connection with
exercise of stock
options and warrants....    1,378      1        221       --            --            --          222
Repurchase of common
stock...................     (408)   --         (12)       12           --            --          --
Repayment of notes
receivable from
stockholders............      --     --         --         34           --            --           34
Deferred stock
compensation related to
stock option grants.....      --     --       3,482       --         (3,482)          --          --
Amortization of deferred
stock compensation......      --     --         --        --          1,089           --        1,089
Accrual of cumulative
dividends on Series C
and D redeemable
convertible preferred
stock...................      --     --        (750)      --            --            --         (750)
Accretion on Series C
and D redeemable
convertible
preferred stock.........      --     --        (663)      --            --            --         (663)
Net loss................      --     --         --        --            --        (25,298)    (25,298)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1997................   16,538     17      2,493      (140)       (2,393)      (30,577)    (30,600)
Issuance of common stock
in connection with
employee stock purchase
plan and exercise of
stock options and
warrants................    6,703      7      2,246       --            --            --        2,253
Issuance of common stock
in conjunction with
initial public offering,
net of offering costs of
$7,062..................   41,000     41     69,777       --            --            --       69,818
Issuance of common stock
to an officer for cash..      400    --         450       --            --            --          450
Issuance of common stock
and common stock
warrants................      --     --         786       --            --            --          786
Repayment of notes
receivable from
stockholders............      --     --         --        140           --            --          140
Conversion of redeemable
convertible preferred
stock into common
stock...................   95,898     96     43,341       --            --            --       43,437
Amortization of deferred
stock compensation......      --     --         --        --          1,313           --        1,313
Accrual of cumulative
dividends on Series C
and D redeemable
convertible preferred
stock...................      --     --        (462)      --            --            --         (462)
Accretion on Series C
and D redeemable
convertible
preferred stock.........      --     --      (1,552)      --            --            --       (1,552)
Net loss................      --     --         --        --            --        (66,442)    (66,442)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1998................  160,539    161    117,079       --         (1,080)      (97,019)     19,141
Issuance of common stock
in connection with
employee stock purchase
plan and exercise of
stock options and
warrants (unaudited)....    6,842      7     13,999       --            --            --       14,006
Issuance of common stock
and assumption of
options in connection
with the acquisition of
Cohesive Technology
Solutions, Inc..........    1,600      1     61,261       --            --            --       61,262
Amortization of deferred
stock compensation
(unaudited).............      --     --         --        --            539           --          539
Net loss (unaudited)....      --     --         --        --            --        (71,880)    (71,880)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of September
30, 1999 (unaudited)....  168,981   $169   $192,339     $ --        $  (541)    $(168,899)   $ 23,068
                          =======   ====   ========     =====       =======     =========    ========

         See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  ------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  --------
                                                               (Unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(4,133) $(25,298) $(66,442) $(45,057) $(71,880)
 Adjustments to reconcile net
  loss to net cash used for
  operating activities:
   Depreciation and
    amortization.............      461     3,429    12,997     8,568    28,045
   Loss on disposal of
    property and equipment...      --        --        464       248       --
   Noncash common stock and
    warrant expense..........      --        --        786       786       --
   Amortization of deferred
    stock compensation.......      --      1,089     1,313     1,081       539
   Amortization of debt
    issuance costs...........      --        --        846       274     1,063
   Interest accretion on
    restricted cash
    equivalents and
    investments..............      --        --     (1,088)     (580)   (1,068)
   Changes in operating
    assets and liabilities:
     Accounts receivable.....     (265)   (1,316)   (8,301)   (7,117)  (27,865)
     Prepaid expenses and
      other assets...........     (189)     (748)   (4,086)   (3,970)  (16,812)
     Accounts payable........      671     5,089     2,791     4,981    21,735
     Accrued expenses........      339     2,237     2,659     3,790     5,366
     Accrued interest
      payable................      --        --     11,563     5,750    (3,489)
                               -------  --------  --------  --------  --------
      Net cash used for
       operating activities..   (3,116)  (15,518)  (46,498)  (31,246)  (64,366)
                               -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures........   (3,499)  (22,489)  (44,564)  (26,523) (157,703)
 Proceeds from sale of
  property and equipment.....      --        --        245       --        --
 Businesses acquired, net of
  cash received..............      --        --     (5,654)      --    (70,398)
 Release of restricted cash
  and investments............      --        --        --        --     24,938
 Increase in restricted cash
  equivalents and
  investments................     (378)   (1,375)  (42,773)  (43,562)  (13,413)
 Other assets................      --        --        --        --    (15,405)
                               -------  --------  --------  --------  --------
      Net cash used for
       investing activities..   (3,877)  (23,864)  (92,746)  (70,085) (231,981)
                               -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  redeemable convertible
  preferred stock and
  warrants...................    9,409    23,320     2,176     2,176       --
 Proceeds from issuance of
  common stock, net..........       32       222    72,521    71,353    14,006
 Proceeds from issuance of
  bridge financing
  convertible notes..........      --      3,975       --        --        --
 Repayment of notes
  receivable from
  stockholders...............        7        34       140        90       --
 Bank borrowings, net........     (100)    3,000    (3,000)   (3,000)      --
 Proceeds from sale-leaseback
  transactions...............      552       932     4,035     4,035       --
 Payments on capital leases
  obligations................     (154)     (720)   (2,999)   (1,689)   (6,176)
 Proceeds from equipment
  loans and line of credit
  facilities.................    1,296    16,480    18,611    18,611       --
 Repayment of equipment loans
  and line of credit
  facilities.................     (497)   (1,306)   (5,019)   (3,468)  (13,529)
 Proceeds from convertible
  subordinated notes, net....      --        --        --        --    242,124
 Proceeds from senior notes,
  net of discounts and
  offering costs.............      --        --    193,400   194,000    73,246
                               -------  --------  --------  --------  --------
      Net cash provided by
       financing activities..   10,545    45,937   279,865   282,108   309,671
                               -------  --------  --------  --------  --------
Net increase in cash and cash
 equivalents.................    3,552     6,555   140,621   180,777    13,324
Cash and cash equivalents at
 beginning of period.........      163     3,715    10,270    10,270   150,891
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period...............  $ 3,715  $ 10,270  $150,891  $191,047  $164,215
                               =======  ========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid--interest.........  $   --   $    699  $  4,917  $  2,921  $ 33,910
                               =======  ========  ========  ========  ========
Non cash investing and
 financing activities:
 Assets recorded under
  capital leases.............  $    27  $  2,700  $ 11,709  $  6,691  $ 34,538
                               =======  ========  ========  ========  ========
 Conversion of note payable
  to stockholder to preferred
  stock......................  $   200  $    --   $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Cumulative dividends and
  accretion on Series C and D
  redeemable convertible
  preferred stock............  $   --   $  1,413  $  2,014  $  2,014  $    --
                               =======  ========  ========  ========  ========
 Deferred compensation on
  grants of stock options....  $   --   $  3,482  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Warrants issued for
  financing commitments......  $   --   $    730  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Conversion of bridge
  financing convertible notes
  to redeemable convertible
  preferred stock............  $   --   $  3,975  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Conversion of redeemable
  convertible preferred stock
  to common stock............  $   --   $    --   $ 43,437  $ 43,437  $    --
                               =======  ========  ========  ========  ========
 Issuance of common stock and
  assumption of options in
  connection with the
  acquisition of Cohesive
  Technology Solutions,
  Inc. ......................  $   --   $    --   $    --   $    --   $ 61,262
                               =======  ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(1) Summary of the Company and Significant Accounting Policies

The Company

   Exodus Communications, Inc. ("Exodus" or "the Company") is a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by the Company, (ii) revenues from sales of third-party equipment to customers and
(iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered.

Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of September 30, 1999 cash equivalents consisted principally of money market funds at three financial institutions.

   The Company classifies its investments as "held-to-maturity." As of September 30, 1999 such investments consisted of United States Treasury Notes and are recorded at amortized cost.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
   United States treasury notes:
     Due within one year............................   $10,733       $29,528
     Due after one year through two years...........    20,594           --
   Money market funds...............................    11,049           --
   Cash collateral related to leases................     3,238         5,916
                                                       -------       -------
       Total restricted cash equivalents and
        investments.................................   $45,614       $35,444
                                                       =======       =======

   See Notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

   The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative systems management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Unaudited Interim Financial Statements

   The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 1999, and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in intangibles and other assets on the accompanying consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods generally ranging from 5 to 10 years (see Note
2).

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                                                   Nine Months
                                            Year Ended December       Ended
                                                    31,           September 30,
                                           ---------------------- -------------
                                            1996    1997    1998   1998   1999
                                           ------- ------- ------ ------ ------
   Shares issuable under stock options...    2,336  13,672 38,288 26,760 51,282
   Shares issuable pursuant to warrants
    to purchase common and redeemable
    convertible preferred stock..........    5,096  22,504  1,448  2,136    506
   Shares of redeemable convertible
    preferred stock on an "as if
    converted" basis.....................  124,296 272,936    --     --     --
   Shares of convertible subordinated
    notes on an "as if converted" basis..      --      --     --     --  21,892

Comprehensive Loss

   There are no differences between consolidated net loss and comprehensive loss for any period presented.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than ten years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are generally being amortized on a straight-line basis over 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS included from the acquisition

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Cohesive common stock was converted into the right to receive 0.10488 shares of Exodus common stock and $1.338 in cash; each share of Cohesive Series A Preferred Stock was converted into the right to receive $122.337 in cash; each share of Cohesive Series B Preferred Stock was converted into the right to receive $115.965 in cash; each share of Cohesive Series C Preferred Stock was converted into the right to receive $5.00 in cash; and each share of Cohesive Series D Preferred stock, which automatically converted into Cohesive common stock immediately prior to the merger, was converted into the right to receive
0.10488 shares of Exodus common stock and approximately $6.655 in cash. In addition, the Company assumed each issued and outstanding option to purchase shares of Cohesive common stock which was converted into an option to purchase Exodus common stock using an exchange ratio of 0.14604.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 1,600,796 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 408,712 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   The following summary, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Arca's, AIS', and Cohesive's results of operations, as if Arca, AIS, and Cohesive had been consummated as of January 1, 1997 (in thousands, except per share data):

                                  Year Ended        Nine Months   Nine Months
                                 December 31,          Ended         Ended
                               ------------------  September 30, September 30,
                                 1997      1998        1998          1999
                               --------  --------  ------------- -------------
   Revenues................... $ 41,004  $103,767    $ 69,208      $169,377
   Net loss attributable to
    common stockholders....... $(24,009) $(86,148)   $(62,557)     $(81,719)
   Basic and diluted net loss
    per share................. $  (1.41) $  (0.68)   $  (0.54)     $  (0.49)
   Shares used in pro forma
    per share calculation.....   17,028   126,748     115,184       166,068

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

(3) Financial Statement Components

Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
   Data centers and related equipment........... $16,316 $43,959   $150,239
   Furniture, fixtures, computer equipment and
    other.......................................  12,815  32,887     90,319
   Construction in progress.....................     --    8,497     40,576
                                                 ------- -------   --------
                                                  29,131  85,343    281,134
   Less accumulated depreciation and
    amortization................................   3,961  17,037     39,954
                                                 ------- -------   --------
                                                 $25,170 $68,306   $241,180
                                                 ======= =======   ========

   Computer equipment and certain data center infrastructure are recorded under capital leases that aggregated $4,492,000, $20,236,000, and $54,774,000 as of December 31, 1997 and 1998, and September 30, 1999, respectively. Accumulated amortization on the assets recorded under capital leases aggregated $722,000, $4,426,000, and $12,260,000 as of December 31, 1997 and 1998, and September 30,
1999, respectively.

Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Accrued payroll and related expenses............. $1,183 $2,956    $ 8,940
   Other............................................  1,836  3,815     10,817
                                                     ------ ------    -------
                                                     $3,019 $6,771    $19,757
                                                     ====== ======    =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(4) Bank Borrowings and Debt

   A summary of equipment loans and line of credit facilities follows (in thousands):

                                                   December 31,
                                                  --------------- September 30,
                                                   1997    1998       1999
                                                  ------- ------- -------------
   $1,800,000 equipment line of credit facility;
    effective interest rate of 16.4%; principal
    and interest due April 2000 through
    September 2000; collateralized by
    equipment...................................  $ 1,393 $   981    $  583
   $3,000,000 equipment line of credit
    facility--April 1997; effective interest
    rate of 12.9%; principal and interest due
    monthly through July 2001; collateralized by
    equipment...................................    2,756   2,080     1,448
   $6,500,000 equipment line of credit facility;
    effective interest rate of 15.9%; principal
    and interest due monthly through July 2001;
    collateralized by equipment.................    6,312   4,842     3,523
   $3,000,000 equipment line of credit
    facility--August 1997; effective interest
    rate of 16.2%; principal and interest due
    monthly through May 2001; collateralized by
    equipment...................................    2,787   2,192     1,617
   $5,000,000 equipment line of credit facility;
    effective interest rate of 16.2%; principal
    and interest due monthly through September
    2001; collateralized by equipment...........    3,044   3,084     2,322
   $10,000,000 equipment line of credit
    facility; effective interest rate of 13.8%;
    principal and interest due monthly through
    August 2002; collateralized by equipment....      --    8,883     7,329
   $8,000,000 line of credit facility; interest
    rate of 12.8%; principal and interest due
    March 1999; collateralized by all of the
    Company's assets............................      --    8,000       --
   Other........................................      178     --        500
                                                  ------- -------    ------
                                                   16,470  30,062    17,322
   Less current portion.........................    3,777  14,367     7,722
                                                  ------- -------    ------
   Equipment loans and line of credit
    facilities, less current portion............  $12,693 $15,695    $9,600
                                                  ======= =======    ======

   As of December 31, 1998, aggregate maturities for outstanding equipment loans and line of credit facilities, for fiscal 1999, 2000, 2001 and 2002 were $14,367,000, $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 1, 1998, the Company issued $200,000,000 of 11 1/4% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

initial purchasers and offering expenses). Interest is payable semi annually on January 1 and July 1 of each year commencing January 1, 1999. As of December 31, 1998 restricted cash equivalents and investments include approximately $42,400,000 deposited with an escrow agent that will be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999. Subject to significant exceptions, the Original Senior Notes Indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business.

   The Convertible Notes are convertible into the Company's common stock at a conversion rate of 87.5704 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   On June 22, 1999, the Company issued an additional $75,000,000 of Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the Indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made on July 1, 1999 representing interest from June 22, 1999 to July 1, 1999.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed ten times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in July 2000 and is subject to certain covenants.

(5) Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Redeemable Convertible Preferred Stock and Warrants

   In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued 7,738,095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

   In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 137,256 shares of the Company's common stock at prices ranging from $0.30 to $0.34 per share. Also in 1996, in connection with various lease agreements and other matters, the Company issued warrants to purchase 329,167 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share.

   In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. In April 1997, in connection with the $3,000,000 equipment line of credit, the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit, the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit, the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 480,000 shares of the Company's common stock at a price of $1.88 per share.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The fair value of all warrant issuances, calculated using the Black-Scholes option pricing model, with the following assumptions: dividends--none; expected life--contractual term; risk-free interest rates of 5.7% to 6.7%; volatility-- 60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants.

  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts are being amortized on a straight-line basis through the commitment periods of the credit facilities.

  . The 480,000 warrants issued in connection with the strategic alliance for which the value was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying consolidated statement of operations for the year ended December 31, 1998.

   Redeemable convertible preferred stock and related warrants issued and outstanding as of December 31, 1997 was as follows:

                                 Redeemable convertible
                                     preferred stock            Warrants
                                 ----------------------- ----------------------
                        Shares   Issued and   Carrying   Issued and   Carrying
   Series             Designated Outstanding    Value    Outstanding   Value
   ------             ---------- ----------- ----------- ----------- ----------
   A.................  7,798,483  7,798,483  $ 3,168,000        --   $      --
   A1................  7,798,483        --           --         --          --
   B.................  8,600,000  7,775,930    6,473,000    160,862         --
   B1................  8,600,000     65,524       55,000    466,072         --
   C................. 17,850,000 15,845,855   20,333,000  1,523,024   1,242,000
   C1................ 17,850,000        --           --     271,598         --
   D.................  3,231,579  2,631,579    7,246,000        --          --
   D1................  3,231,579        --           --     372,826     730,000
                      ---------- ----------  -----------  ---------  ----------
                      74,960,124 34,117,371  $37,275,000  2,794,382  $1,972,000
                      ========== ==========  ===========  =========  ==========

   As of December 31, 1997 and 1998, the Company has 149,304 and 1,448,680 warrants to purchase common stock outstanding, respectively.

Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 41,000,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 2,933,336 shares of common stock were authorized. Awards totaling 858,944 shares of common stock were granted to individuals through 1996, at a price of $0.03 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997 and 1998. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1998, 34,408 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 370,408 had been repurchased by the Company as of December 31, 1998.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 4,800,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998, 436,528 shares were issued under the Purchase Plan at a weighted-average purchase price of $1.67 per share.

   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 17,600,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 12,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 8,000,000 shares, from 12,000,000 shares to 20,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 1,600,000 shares of the Company's common stock for issuance

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3% of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

   In January 1998, the Company granted stock options to purchase 2,666,672 shares of common stock to an officer of the Company, of which half have an exercise price of $1.13 per share and vest 100% after 3 years and half have an exercise price of $2.25 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 5,775,848 shares of common stock with an exercise price of $1.13 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan ("the 1999 Plan"). Under the 1999 Plan, the Company has reserved 16,000,000 shares of common stock for issuance to employees, and consultants, and to be used for acquisitions, to be granted as nonqualified stock options. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. This amount is being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss attributable to common stockholders and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
   Net loss applicable to common stockholders:
     As reported.................................. $(4,133) $(26,711) $(68,456)
     Pro forma.................................... $(4,133) $(26,711) $(76,134)
   Basic and diluted net loss per share:
     As reported.................................. $ (0.27) $  (1.73) $  (0.55)
     Pro forma.................................... $ (0.27) $  (1.73) $  (0.61)

   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
   Expected life............................... 2.55 years 2.59 years 3.09 years
   Risk-free interest rate.....................    6.28%      5.81%      4.98%
   Volatility..................................     --         --       80.00%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998: no expected dividends, expected volatility of 80%, risk-free interest rate of 5.26%, and expected life of 1.33 years. The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 was $1.25 per share.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   A summary of the Company's stock option plans is as follows:

                                             Year Ended December 31,
                          ----------------------------------------------------------------
                                 1996                  1997                  1998
                          -------------------- --------------------- ---------------------
                                     Weighted-             Weighted-             Weighted-
                                      Average               Average               Average
                                     Exercise              Exercise              Exercise
                           Shares      Price     Shares      Price     Shares      Price
                          ---------  --------- ----------  --------- ----------  ---------
Outstanding at beginning
 of year................  1,000,664    $0.03    2,336,264    $0.03   13,674,288    $0.10
Granted.................  1,797,872     0.04   12,894,400     0.11   31,288,808     2.86
Forfeited...............   (422,800)    0.03     (846,880)    0.08   (2,311,752)    1.03
Exercised...............    (39,472)    0.03     (709,496)    0.04   (4,367,032)    0.33
                          ---------            ----------            ----------
Outstanding at end of
 year...................  2,336,264     0.03   13,674,288     0.10   38,284,312     2.27
                          ---------            ----------            ----------
Exercisable at end of
 year...................    645,336     0.03    1,791,600     0.06    3,076,720     0.61
                          =========            ==========            ==========
Weighted average fair
 value of options
 granted during the year
 at market..............  1,797,872     0.01    2,666,136     0.01   28,560,800     1.57
Weighted average fair
 value of options
 granted during the year
 at less than market....        --       --    10,228,264     0.29       61,336     4.24
Weighted average fair
 value of options
 granted during the year
 at greater than
 market.................        --       --           --       --     2,666,672     0.53

   The following table summarizes information about stock options outstanding as of December 31, 1998:

                                        Outstanding                Exercisable
                              -------------------------------- -------------------
                                          Weighted-
                                           Average   Weighted-           Weighted-
                                          Remaining   Average             Average
                              Number of  Contractual Exercise  Number of Exercise
   Range of Exercise Prices     Shares      Life       Price    Shares     Price
   ------------------------   ---------- ----------- --------- --------- ---------
   $0.03 to 0.10               8,484,288 8.47 years    $0.07   1,992,688   $0.06
   $0.47 to 1.13...........    9,360,616  9.13          1.04     826,136    0.91
   $1.88 to 3.03...........    9,929,680  9.64          2.67      82,544    2.48
   $3.84 to 5.00...........   10,509,728  9.84          4.75     175,352    4.50
                              ----------                       ---------
                              38,284,312  9.31          2.27   3,076,720    0.61
                              ==========                       =========

Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock issuable by the Company from 100,000,000 to 300,000,000.

Stock Splits

   On April 12, 1999 and August 12, 1999, the Company completed two-for-one stock splits accomplished in the form of stock dividends. Share and per share amounts in the accompanying consolidated financial statements reflect both two-for-one stock splits retroactively.

(6)Commitments and Contingencies

Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1998, the Company had collateralized letters of credit aggregating $3,238,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
     Year Ending December 31,                                  Leases   Leases
     ------------------------                                  ------- ---------
     1999....................................................  $ 6,354  $ 9,065
     2000....................................................    6,604    9,726
     2001....................................................    5,920    9,803
     2002....................................................      676    9,325
     2003....................................................      --     9,176
     Thereafter..............................................      --    43,994
                                                               -------  -------
     Total minimum lease payments............................   19,554  $91,089
                                                                        =======
     Less amount representing imputed interest...............    3,013
                                                               -------
     Present value of minimum lease payments.................   16,541
     Less current portion....................................    5,140
                                                               -------
     Capital lease obligations, less current portion.........  $11,401
                                                               =======

   The Company's rent expense was $248,000, $1,764,000, $5,554,000, $3,376,000 and $11,007,000 for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, respectively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of approximately $105,000,000 for fiber capacity and related maintenance covering approximately 25 years.

Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date.

   In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's financial position and results of operations.

(7) Income Taxes

   The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's loss before taxes by 34%) to the Company's actual income tax expense (benefit) (in thousands):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Expected income tax benefit..................... $(1,405) $(8,602) $(22,591)
   Permanent differences...........................       2       15        81
   Net operating loss not benefited................   1,403    8,587    22,510
                                                    -------  -------  --------
   Actual income tax expense (benefit)............. $   --   $   --   $    --
                                                    =======  =======  ========

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                               1997      1998
                                                             --------  --------
   Deferred tax assets:
     Net operating loss carryforwards....................... $ 10,941  $ 34,807
     Difference between book and tax depreciation...........      --      2,284
     Reserves and accruals..................................      195     1,234
     Research and experimentation credit carryforwards......      113       548
     Deferred compensation..................................      437       957
     Other..................................................       41         6
                                                             --------  --------
       Total gross deferred tax assets......................   11,727    39,836
     Less valuation allowance...............................  (11,708)  (39,836)
                                                             --------  --------
                                                                   19       --
   Deferred tax liabilities:
     Difference between book and tax depreciation...........      (19)      --
                                                             --------  --------
       Net deferred tax assets.............................. $    --   $    --
                                                             ========  ========

   As of December 31, 1998, the Company has a net operating loss carryforward for federal and California purposes of $94,087,000 and $48,316,000, respectively. The difference between the federal and California net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for California purposes. The federal net operating loss carryforward will expire from 2011 through 2018. The California net operating loss carryforward will expire from 2001 through 2003.

   Gross deferred tax assets as of December 31, 1998 include approximately $3,430,000 relating to the exercise of stock options, which will be credited to equity when realized.

   The net change in the valuation allowance was an increase of $9,654,000 and $28,128,000 for the years ended December 31, 1997 and 1998, respectively.

   Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and one in Europe. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result,

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information." Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, Management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy.

   Financial information for the Company's reportable segments is presented below:

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  ------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  --------
   Revenues:
     Internet Data Centers.... $ 3,130  $ 12,408  $ 52,256  $ 31,423  $119,082
                               -------  --------  --------  --------  --------
     Professional services....     --        --        482       215    21,104
                               -------  --------  --------  --------  --------
       Total revenues......... $ 3,130  $ 12,408  $ 52,738  $ 31,638  $140,186
                               =======  ========  ========  ========  ========
   Operating profit (loss):
     Internet Data Centers....       *  $ (1,243) $   (604) $ (2,859) $ 28,783
     Professional services....       *       --       (351)       17     1,880
     Corporate areas..........       *   (23,549)  (55,730)  (37,095)  (82,378)
                               -------  --------  --------  --------  --------
       Total operating loss... $(4,094) $(24,792) $(56,685) $(39,937) $(51,715)
                               =======  ========  ========  ========  ========

                                                    December 31,
                                                  ---------------- September 30,
                                                   1997     1998       1999
                                                  ------- -------- -------------
   Total assets:
     Internet Data Centers.......................       * $ 52,459   $196,404
     Professional services.......................       *      212      3,011
     Corporate assets............................       *  240,615    471,981
                                                  ------- --------   --------
       Total assets.............................. $40,973 $293,286   $671,396
                                                  ======= ========   ========

--------
*  Information is not available.

(9) Subsequent Events

   On November 23, 1999, the Company closed a merger with Service Metrics, Inc. ("SMI") pursuant to which Service Metrics became its wholly owned subsidiary. SMI, which was incorporated in May 1998, is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of web sites. SMI is based in Boulder, Colorado and has 79 employees as of November 1999.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   In connection with the merger, the former shareholders and option holders of SMI common stock received shares and options of Exodus Common Stock at the rate of approximately 0.252 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 6,200,000 shares of Exodus Common Stock in exchange for all outstanding shares of SMI common stock and reserved approximately 760,000 shares of Exodus Common Stock for issuance upon the exercise of SMI options the Company assumed pursuant to the merger agreement.

   SMI's revenues for the period ended December 31, 1998 and the nine months ended 1998 are not considered material. SMI's revenues for the nine months ended 1999 were approximately $568,000. SMI's net losses for the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 were approximately $874,000, $335,000, and $5,496,000, respectively.

   In November 1999, the Company agreed to acquire Global Online Japan Co., Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

(10) Stock Split

   On December 14, 1999, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying consolidated financial statements reflect this two-for-one stock split retroactively.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Cohesive Technology Solutions, Inc.:

   We have audited the accompanying consolidated balance sheets of Cohesive Technology Solutions, Inc. (formerly Cohesive Network Systems, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cohesive Technology Solutions, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

April 8, 1999
 (April 21, 1999 as to Note 10)

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 3,217,000 $ 3,580,000
  Restricted cash.....................................    5,130,000         --
  Short-term investments..............................   15,784,000         --
  Accounts receivable, net of allowance for doubtful
   accounts of $250,000 and $962,000 in 1997 and 1998,
   respectively.......................................    4,038,000   7,561,000
  Income tax receivable...............................          --    1,984,000
  Other receivables...................................      109,000         --
  Inventory...........................................      393,000     422,000
  Prepaid expenses....................................      294,000     758,000
                                                        ----------- -----------
   Total current assets...............................   28,965,000  14,305,000
Property and equipment, net...........................    1,241,000   2,748,000
Other assets..........................................      108,000      60,000
Intangibles, net......................................    5,816,000  26,454,000
                                                        ----------- -----------
   Total..............................................  $36,130,000 $43,567,000
                                                        =========== ===========

     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving lines of credit...........................  $   515,000 $ 6,997,000
  Accounts payable....................................    1,058,000   2,316,000
  Amounts due under acquisition agreements............    3,815,000   6,896,000
  Accrued payroll and related expenses................    1,026,000   2,224,000
  Other accrued liabilities...........................      495,000   1,047,000
  Income taxes payable................................    2,125,000         --
  Deferred revenue....................................      719,000     276,000
  Deferred gain.......................................    1,050,000         --
  Current portion of long-term obligations (Note 2)...          --      440,000
                                                        ----------- -----------
   Total current liabilities..........................   10,803,000  20,196,000
Long-term obligations (Note 2)........................          --      349,000
                                                        ----------- -----------
   Total liabilities..................................   10,803,000  20,545,000
                                                        ----------- -----------
Commitments and contingencies (Notes 3 and 9).........          --          --
Redeemable preferred stock:
  Preferred stock, $1.00 par value; 196,800 shares
   authorized: Series A, 120,000 shares designated;
   shares outstanding: 60,570 in 1997 and 1998........    6,743,000   7,166,000
  Series B, 76,800 shares designated; shares
   outstanding: 28,800 in 1997 and 1998...............    3,000,000   3,202,000
  Convertible Series D preferred stock, $1.00 par
   value, none in 1997, 900,000 shares authorized,
   designated and outstanding in 1998.................          --    7,906,000
   Total redeemable preferred stock...................    9,743,000  18,274,000
Stockholders' equity:
  Convertible Series C preferred stock, $1.00 par
   value, 800,000 shares authorized, designated and
   outstanding in 1997 and 1998.......................    4,000,000   4,000,000
  Common stock $0.01 par value per share; 21,000,000
   shares authorized; shares outstanding: 13,519,919
   in 1997 and 13,902,769 in 1998.....................      135,000     139,000
  Additional paid-in capital..........................    3,169,000   3,364,000
  Retained earnings (accumulated deficit).............    8,280,000  (2,755,000)
                                                        ----------- -----------
   Total stockholders' equity.........................   15,584,000   4,748,000
                                                        ----------- -----------
   Total liabilities, redeemable preferred stock and
    stockholders' equity..............................  $36,130,000 $43,567,000
                                                        =========== ===========


                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                        ---------------------------------------
                                           1996          1997          1998
                                        -----------  ------------  ------------
Revenues:
  Service revenues....................  $ 3,494,000  $  8,463,000  $ 26,328,000
  Product revenues....................    9,298,000    11,957,000    15,380,000
                                        -----------  ------------  ------------
    Total revenues....................   12,792,000    20,420,000    41,708,000
Costs of revenues:
  Costs of service revenues...........    2,292,000     5,489,000    15,291,000
  Costs of product revenues...........    6,693,000     9,577,000    13,033,000
                                        -----------  ------------  ------------
    Total cost of revenues............    8,985,000    15,066,000    28,324,000
                                        -----------  ------------  ------------
    Gross profit......................    3,807,000     5,354,000    13,384,000
                                        -----------  ------------  ------------
Operating expenses:
  Sales and marketing.................    2,285,000     5,100,000     5,672,000
  General and administrative..........    4,229,000     6,528,000    10,219,000
  Research and development............      566,000     1,308,000           --
  Amortization of intangibles.........      869,000     1,583,000     6,734,000
  Acquisition related charges.........      964,000     1,917,000     4,463,000
                                        -----------  ------------  ------------
  Total operating expenses............    8,913,000    16,436,000    27,088,000
                                        -----------  ------------  ------------
    Operating loss....................   (5,106,000)  (11,082,000)  (13,704,000)
                                        -----------  ------------  ------------
Other income (expense):
  Gain on divestiture.................          --     37,966,000           --
  Interest income, net................       71,000       579,000       354,000
  Other expense, net..................          --            --         (2,000)
                                        -----------  ------------  ------------
    Total other income................       71,000    38,545,000       352,000
                                        -----------  ------------  ------------
Income (loss) from continuing
 operations before income taxes.......   (5,035,000)   27,463,000   (13,352,000)
Provision for (benefit from) income
 taxes................................          --     11,450,000    (2,555,000)
                                        -----------  ------------  ------------
Income (loss) from continuing
 operations...........................   (5,035,000)   16,013,000   (10,797,000)
Loss from discontinued operations.....     (135,000)     (136,000)          --
Gain on divestiture of discontinued
 operations (Less income taxes of
 $1,412,000 in 1997 and $380,000
 in 1998).............................          --      2,523,000       562,000
                                        -----------  ------------  ------------
Net income (loss).....................   (5,170,000)   18,400,000   (10,235,000)
Preferred dividends...................     (639,000)     (827,000)     (625,000)
Accretion on preferred stock..........          --            --       (175,000)
                                        -----------  ------------  ------------
Net income (loss) applicable to common
 stockholders.........................  $(5,809,000) $ 17,573,000  $(11,035,000)
                                        ===========  ============  ============

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1996, 1997 and 1998

                          Series C Convertible
                            Preferred Stock       Common Stock       Additional    Retained
                          -------------------- --------------------   Paid In      Earnings
                           Shares    Amount      Shares     Amount    Capital     (Deficit)       Total
                          -------------------- ----------  --------  ----------  ------------  ------------
Balances, January 1,
 1996...................       --  $       --  10,700,031  $107,000  $  805,000  $ (3,484,000) $ (2,572,000)
Exercise of options.....                          129,850     1,000      12,000                      13,000
Preferred dividends.....                                                             (639,000)     (639,000)
Net loss................                                                           (5,170,000)   (5,170,000)
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1996...................       --          --  10,829,881   108,000     817,000    (9,293,000)   (8,368,000)
Exercise of options.....                          770,038     8,000     135,000                     143,000
Sale of common stock....                        1,920,000    19,000   1,901,000                   1,920,000
Issuance of preferred
 stock..................   800,000   4,000,000                                                    4,000,000
Compensatory stock
 arrangements (Note 3)..                                                316,000                     316,000
Preferred dividends.....                                                             (827,000)     (827,000)
Net income..............                                                           18,400,000    18,400,000
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1997...................   800,000   4,000,000 13,519,919   135,000   3,169,000     8,280,000    15,584,000
Repurchase of common
 stock..................                         (250,000)   (3,000)   (747,000)                   (750,000)
Exercise of options.....                          632,850     7,000     352,000                     359,000
Compensatory stock
 arrangements (Note 6)..                                                              590,000       590,000
Accretion on preferred
 stock..................                                                             (175,000)     (175,000)
Preferred dividends.....                                                             (625,000)     (625,000)
Net loss................                                                          (10,235,000)  (10,235,000)
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1998...................   800,000 $ 4,000,000 13,902,769  $139,000  $3,364,000  $ (2,755,000) $  4,748,000
                          ======== =========== ==========  ========  ==========  ============  ============


           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Years Ended December 31,
                                       ---------------------------------------
                                          1996          1997          1998
                                       -----------  ------------  ------------
Cash flows from operating activities:
 Net income (loss)...................  $(5,170,000) $ 18,400,000  $(10,235,000)
Adjustments to reconcile net income
 (loss) to net cash used by operating
 activities:
 Depreciation and amortization.......    1,033,000     1,893,000     7,034,000
 Stock compensation expense..........          --        281,000       590,000
 Loss on disposal of property and
  equipment..........................          --         25,000       598,000
 Interest income on restricted cash..          --        (80,000)      (44,000)
 Gain on divestiture.................          --    (37,966,000)          --
 Results of discontinued operations
  and gain on disposal...............      135,000    (2,387,000)     (562,000)
Change in assets and liabilities, net
 of effect of acquisitions and
 divestitures:
 Accounts receivable.................     (692,000)     (190,000)   (1,317,000)
 Other receivables...................      (72,000)      (64,000)      125,000
 Inventory...........................     (267,000)      311,000       (29,000)
 Prepaid expenses....................     (166,000)      (70,000)     (449,000)
 Other assets........................      (37,000)       17,000       105,000
 Accounts payable....................      (43,000)     (334,000)      942,000
 Income taxes........................      100,000       492,000    (4,341,000)
 Amounts due under acquisition
  agreements.........................      964,000           --            --
 Accrued payroll and related
  expenses...........................      467,000       424,000       586,000
 Accrued liabilities.................      337,000       239,000    (2,159,000)
 Other current liabilities...........      177,000       328,000      (452,000)
                                       -----------  ------------  ------------
   Net cash used by continuing
    operating activities.............   (3,234,000)  (18,681,000)   (9,608,000)
   Net cash used by discontinued
    operations.......................     (168,000)      (72,000)          --
                                       -----------  ------------  ------------
   Net cash used by operating
    activities.......................   (3,402,000)  (18,753,000)   (9,608,000)
                                       -----------  ------------  ------------
Cash flows from investing activities:
 Sale (purchase) of short-term
  investments........................          --    (15,784,000)   15,784,000
 Acquisitions, net of cash acquired..   (1,312,000)   (4,507,000)  (11,928,000)
 Repayment of acquisition
  obligations, net...................          --            --     (3,556,000)
 Purchases of property and
  equipment..........................     (860,000)     (745,000)   (1,338,000)
 Proceeds from divestitures..........          --     34,210,000     4,124,000
 Proceeds from sale of discontinued
  operations.........................          --      4,830,000       942,000
 Investing activities of discontinued
  operations.........................     (344,000)     (260,000)          --
                                       -----------  ------------  ------------
   Net cash provided by (used by)
    investing activities.............   (2,516,000)   17,744,000     4,028,000
                                       -----------  ------------  ------------
Cash flows from financing activities:
 Proceeds (repayments) on line of
  credit, net........................      110,000      (193,000)    6,482,000
 Proceeds from issuance of common
  stock..............................       13,000     2,063,000       211,000
 Proceeds from issuance of preferred
  stock..............................    4,420,000     6,880,000           --
 Repurchase of common stock..........          --            --       (750,000)
 Redemption of preferred stock.......          --     (7,003,000)          --
 Financing activities of discontinued
  operations.........................      512,000       226,000           --
                                       -----------  ------------  ------------
   Net cash provided by financing
    activities.......................    5,055,000     1,973,000     5,943,000
                                       -----------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents....................     (863,000)      964,000       363,000
Cash and cash equivalents, beginning
 of year.............................    3,116,000     2,253,000     3,217,000
                                       -----------  ------------  ------------
Cash and cash equivalents, end of
 year................................  $ 2,253,000  $  3,217,000  $  3,580,000
                                       ===========  ============  ============
Non-cash investing and financing
 activities:
 Purchase of software under deferred
  payment arrangement (Note 2).......  $       --   $        --   $    769,000
 Preferred stock issued in
  acquisition (Note 3)...............          --            --      7,731,000
 Tax benefit on stock option
  exercises..........................          --            --        148,000
Supplemental cash flow information:
 Interest paid.......................  $       --   $    107,000  $     96,000
 Income taxes paid...................          --     10,862,000     1,787,000

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1996, 1997 and 1998

1. Business and Significant Accounting Policies

   Business--The Company was incorporated in California in 1993 under the name Global Internet Access Services, Inc. and reincorporated in Delaware in 1994, subsequently changing its name to Cohesive Network Systems, Inc. During September 1998, the Company merged with Business Technologies, Inc. and changed its name to Cohesive Technology Solutions, Inc. Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries (collectively, the "Company") are primarily in the business of providing information technology related consulting services to mid-tier customers and divisions of large corporations. The Company has core competencies in the areas of business consulting, application development and network integration.

   The Company has incurred a net loss of $10,235,000 for the year ended December 31, 1998. In addition, the Company has a negative working capital of $5,891,000 and an accumulated deficit of $2,755,000 as of December 31, 1998. Approximately $3 million of the Company's preferred stock is redeemable in September 1999 while another $10.4 million is redeemable in January 2000. The Company believes, to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities, that additional debt or equity financing will be available from its majority stockholder. This stockholder has indicated that to the extent that the Company is otherwise unable to meets it obligation to repay its existing credit line at maturity in December 1999, it will make an investment in debt or equity securities of the Company in an amount sufficient to permit the Company to meet such obligation up to a maximum of $15 million. In addition, the stockholder has agreed, to the extent that the Company may not have capital legally available for the payment of redemption amounts otherwise due in January 2000 in respect to preferred stock held by the stockholder, to extend the redemption date of such preferred stock until at least May 2000.

   Consolidation--The consolidated financial statements include the accounts of Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company invests its excess cash in money market accounts and highly liquid government securities. The Company's accounts receivable are generally derived from sales to customers in the United States which require information technology and networking services. The Company maintains reserves for potential credit losses.

   Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the carrying amounts of cash and cash equivalents, accounts receivable and borrowings under the Company's credit agreements approximate their respective fair values.

   Cash and Cash Equivalents--Cash equivalents are short-term, highly liquid cash investments with an original maturity of less than 90 days.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

   Restricted Cash--Restricted cash represents cash in escrow related to the divestiture of the Company's software development group and Internet services division.

   Short-Term Investments--While the Company's practice is to hold securities to maturity, the Company has classified all securities as available-for-sale securities, as the sale of such securities may be required prior to maturity to implement management strategies. The carrying value of securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of stockholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses. At December 31, 1997, the difference between fair value and amortized cost was not significant.

   Inventory--Inventory consists primarily of computer hardware held for resale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

   Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally two to five years.

   Intangibles--Intangibles resulting from the acquisition of technology service businesses are estimated by management to be primarily associated with the acquired workforce and technological know-how. As a result of the limited operating history of the entities acquired, the rapid technological changes occurring in the industry and the intense competition for qualified engineering professionals, recorded intangibles are amortized on the straight-line basis over the estimated periods of benefit, generally two to seven years. At December 31, 1997 and 1998, accumulated amortization was $2,493,000 and $9,227,000, respectively.

   At each balance sheet date, the Company assesses the value of recorded intangibles for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. Since inception, the Company has not recorded any provisions for possible impairment of intangible assets.

   Revenue Recognition--Revenue from services is recognized upon performance. Revenue from hardware and software sales is recognized upon shipment.

   Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Income Taxes--Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

   Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation. Other than the reclassification of redeemable preferred stock, these reclassifications had no effect on total stockholders' equity or net income (loss). Redeemable preferred stock has been reclassified from stockholders' equity to mezzanine equity to comply with SEC reporting requirements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


   Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted SFAS No. 130 in 1998. The Company's comprehensive income is the same as its net income (loss).

   In 1998, the AICPA issued a Statement of Position (SOP 98-1), which requires companies to capitalize the costs incurred to develop and install software for internal use. The Company adopted SOP 98-1 in 1998. Adoption of this statement did not impact the Company's financial position, results of operations or cash flows.

2. Property and Equipment

   Property and equipment consist of the following:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Computer and office equipment........................ $1,595,000  $2,877,000
   Software.............................................    135,000     968,000
   Furniture and fixtures...............................    223,000     389,000
   Vehicles.............................................     73,000      91,000
   Leasehold improvements...............................     52,000      86,000
                                                         ----------  ----------
                                                          2,078,000   4,411,000
   Accumulated depreciation and amortization............   (837,000) (1,663,000)
                                                         ----------  ----------
   Property and equipment, net.......................... $1,241,000  $2,748,000
                                                         ==========  ==========

   During 1998, the Company spent approximately $789,000 to purchase, install and implement new back office systems software. Of this amount, approximately $440,000 and $349,000 is payable in 1999 and 2000, respectively.

3. Acquisitions and Divestitures

   During the years ended December 31, 1996, 1997 and 1998, the Company made the following acquisitions:

                                                                       Total
                                                        Acquisition  Purchase
   Company                                                 Date        Price
   -------                                              ----------- -----------
   Forte Computer Services, Inc........................    4/2/96   $ 2,020,000
   The Leftbank Operations, Inc........................   4/10/97     1,300,000
   R&D Networking, Inc.................................   8/28/97     3,600,000
   Computer Lanscapes, Inc.............................  12/19/97     4,770,000
   Napier Corporation..................................   1/28/98     3,500,000
   I. Consulting Corporation...........................   3/19/98       717,000
   Integrated Office Solutions, Inc....................    7/1/98     6,000,000
   Business Technologies, Inc..........................   9/18/98    16,731,000
                                                                    -----------
     Total.............................................             $38,638,000
                                                                    ===========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

   The total purchase prices above consist of (i) nonrefundable cash payments due on closing of the acquisition (approximately $18.1 million), (ii) 900,000 shares of Convertible Redeemable Series D preferred stock issued to the former shareholders of Business Technologies, Inc. (valued at $7.7 million) and (iii) probable amounts to be paid in cash to the former owners of the acquired companies upon the attainment of certain performance criteria (the "Cash Earnouts") (approximately $12.8 million). Of the Cash Earnouts, $9.3 million were allocated to original purchase price as the performance criteria were considered probable of occurring as of the acquisition date. The remaining of Cash Earnouts were contingent upon continued employment and were recorded as Acquisition Related Charges during the employment periods. As of December 31, 1998, no additional amounts are contingent upon continued employment.

   During 1996, 1997 and 1998, the Company recognized Acquisition Related Charges comprised of the following:

                                                    Years Ended December 31,
                                                 ------------------------------
                                                   1996      1997       1998
                                                 -------- ---------- ----------
   Signing and retention bonuses...............  $    --  $  500,000 $1,818,000
   Cash earnouts contingent upon continued
    employment.................................   964,000  1,417,000  1,696,000
   Reorganization expenses (primarily severance
    and relocation costs)......................       --         --     949,000
                                                 -------- ---------- ----------
                                                 $964,000 $1,917,000 $4,463,000
                                                 ======== ========== ==========

   As of December 31, 1998, accrued liabilities included $283,000 of unpaid Acquisition Related Charges that will be paid in 1999.

   The acquisitions have been accounted for in accordance with the purchase method of accounting and the accompanying consolidated financial statements reflect the purchase price allocated to assets acquired and liabilities assumed based upon their fair values as of the acquisition date. The $34.5 million excess of the cash purchase price over the fair value of the net identifiable assets has been allocated to intangibles. The Company's results of operations include those of the acquired companies from their respective dates of acquisition.

   On July 25, 1997, the Company sold a portion of its software development group to an unrelated third party for $40 million. As of December 31, 1997, all of the proceeds except $4 million were available for operations. The remaining amount was placed in escrow. During 1998, this entire amount and the related accrued interest of $124,000 were released from escrow. In connection with this sale, the vesting of options held by employees of the software development division were accelerated by one year. This resulted in the Company recognizing $281,000 in stock compensation expense during fiscal 1997. The Company recorded a gain of $38 million during 1997 related to this sale.

   On November 26, 1997, the Company sold its Internet services division to an unrelated third party for $6 million. As of December 31, 1997, all of the proceeds except $1,050,000 were available for operations. The $1,050,000 amount was placed in escrow at the time of the sale and was recorded as a deferred gain at December 31, 1997. Of this amount, $942,000 was released to the Company and recognized as a gain on divestiture during 1998. The remaining $108,000 was released to the third party purchaser. In connection with this sale, the vesting of options held by

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

employees of the Internet services division were accelerated by one year. This resulted in the Company recognizing $35,000 in stock compensation expense during fiscal 1997. The Company recorded gains of $3.9 million and $0.9 million during 1997 and 1998, respectively, related to this sale.

   The operating results of the Internet services division have been segregated from continuing operations and reported as discontinued operations in the accompanying statement of operations. Revenues for the discontinued operations were $3,721,000 and $3,805,000 for 1996 and 1997, respectively.

4. Lines of Credit

   The Company has a revolving line of credit from a bank that provides for borrowings up to $15 million through December 31, 1999. Borrowings under the line are secured by substantially all of the Company's assets and bear interest at varying rates based upon the bank's prime or LIBOR rate on the date of borrowing. In addition, the line of credit restricts the payment by the Company of cash dividends or distributions on its common stock. The agreements require, among other things, that the Company satisfy certain financial covenants. As of December 31, 1998, the Company was in compliance with such covenants.

   As of December 31, 1997, the Company had two revolving lines of credit from banks, which provided for borrowings up to $1,000,000 each through June 2, 1998, and July 1, 1998. All outstanding amounts were fully paid during 1998 and the lines of credit were not renewed.

5. Redeemable Preferred Stock

Preferred Stock

   Holders of Series A and B preferred stock are entitled to annual dividends at the rate of $7 per share when and if declared by the Board of Directors. Such dividends for Series A and B preferred stock shall be cumulative and shall accrue on each share of preferred stock from the date of original issuance of such share. Dividends for Series A and B are payable in preference and priority to convertible Series C and D preferred stock.

   In the event of a liquidation, dissolution or winding up of the Company, the Series A and B preferred stockholders are entitled to a liquidation preference of $100 per share plus all accrued but unpaid dividends. Upon payment of the liquidation preference (aggregating $10,368,000 at December 31, 1998), the remaining proceeds will be allocated to the convertible Series C and Series D preferred stockholders.

   The Company may redeem Series A and B preferred stock at any time. Redemption is mandatory (1) on January 31, 2000 or (2) in the event of the closing of a firm underwritten offering meeting certain criteria, if earlier. The redemption price shall be equal to $100 per share plus all accrued but unpaid dividends.

   The holders of Series A and B preferred stock are not entitled to vote on any matter to be voted on by the stockholders of the Company, except liquidation, dissolution, winding up, consolidation or merger of the Company, or sale of all or substantially all of the Company's assets, requires approval of two-thirds of the Series A and B preferred stock voting as a single class. Series A and B preferred stock is not convertible into common stock.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


Convertible Series D Preferred Stock

   Holders of redeemable convertible Series D preferred stock have the right to require redemption of the Series D shares at a price of $10 per share plus all declared but unpaid dividends. As of September 18, 1999, 2000 and 2001, the redemption rights will apply to 300,000, 600,000 and 900,000 Series D shares, respectively. The redemption rights expire as to all shares that have not been redeemed as of September 19, 2002. The carrying value of the Series D preferred stock is being accreted to its redemption price over the redemption period.

   In the event of a liquidation, dissolution or winding up of the Company, Series D preferred stockholders are entitled to a liquidation preference of $10 per share plus any declared and unpaid dividends. Upon payment of the Series D liquidation preference (aggregating $9 million at December 31, 1998), the remaining proceeds will be allocated to the preferred Series C, preferred Series D and common stockholders on an as converted basis.

   Each share of Series D preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series D preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1993.

   The holders of Series D preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

6. Stockholders' Equity

Convertible Series C Preferred Stock

   Holders of convertible Series C preferred stock are entitled to noncumulative annual dividends of $0.50 per share, when and if declared, and are payable in preference to any dividends on Series D preferred stock or common stock.

   In the event of a liquidation, dissolution or winding up of the Company, Series C preferred stockholders are entitled to a liquidation preference of $5 per share plus any declared and unpaid dividends. Upon payment of the liquidation preference (aggregating $4,000,000 at December 31, 1998), the remaining proceeds will be allocated to the Series D preferred stockholders.

   Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series C preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1933, at a price of at least $5 per share and at an aggregate gross offering price of not less than $10,000,000, or upon the consent of the stockholders holding a majority of the outstanding Series C preferred stock.

   The holders of Series C preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

Stock Option Plans

   The Company has stock option plans (the "Plans") under which officers, employees, directors and consultants may be granted options to purchase shares of the Company's common stock. At

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

December 31, 1998, 5,560,000 shares of the Company's common stock have been reserved for issuance under the Plans. The Plans permit incentive and nonqualified stock options to be granted at an exercise price not less than the fair market value on the date of grant with terms of up to ten years. Options generally vest over a four-year period.

   A summary of option activity under the Plans is as follows:

                                                                    Weighted
                                                      Number of     Average
                                                       Shares    Exercise Price
                                                      ---------  --------------
Balances, January 1, 1996 (192,675 shares
 exercisable at a weighted average price of $0.10)..  1,523,100      $0.12
  Granted...........................................    933,500       0.32
  Exercised.........................................   (129,850)      0.13
  Canceled..........................................   (328,925)      0.17
                                                      ---------
Outstanding, December 31, 1996 (405,750 shares
 exercisable at a weighted average price of $0.10)    1,997,825       0.21
  Granted...........................................  1,409,850       1.14
  Exercised.........................................   (770,038)      0.18
  Canceled..........................................   (567,637)      0.49
                                                      ---------
Outstanding, December 31, 1997 (294,625 shares
 exercisable at a weighted average price of $0.20)..  2,070,000       0.77
  Granted...........................................  2,769,333       2.58
  Exercised.........................................   (632,850)      0.34
  Canceled..........................................   (668,595)      1.82
                                                      ---------
Outstanding, December 31, 1998......................  3,537,888      $2.07
                                                      =========

   Additional information regarding options outstanding as of December 31, 1998 is as follows:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                                      Contractual Average              Average
                            Number       Life     Exercise   Number    Exercise
Range of Exercise Prices  Outstanding   (Years)    Price   Exercisable  Prices
------------------------  ----------- ----------- -------- ----------- --------
$0.10 - $0.11............    237,500      6.6      $0.10     181,250    $0.10
 0.35 -  1.00............    502,950      7.8       0.55     205,550     0.48
 1.75 -  2.00............  1,242,923      9.0       1.90     136,125     1.77
 3.00....................  1,554,515      9.6       3.00         --       --
                           ---------                         -------
$0.10 - $3.00............  3,537,888      8.9      $2.07     522,925    $0.69
                           =========                         =======

   At December 31, 1998, 714,443 shares were available for future grants under the Plans.

   During 1998, in connection with the resignation of certain officers and employees, the Company accelerated the vesting of options to purchase 244,000 shares of the Company's common stock. The Company recorded an associated $590,000 charge to compensation expense.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


Additional Stock Plan Information

   As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

   The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach, and forfeitures are recognized as they occur. If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net income (loss) available to common stockholders would have been $(5,226,000), $18,065,000 and $(10,562,000) in 1996, 1997 and 1998,
respectively. The estimated weighted-average minimum value per option as of the grant date for the awards granted for the years ended December 31, 1996, 1997 and 1998 were $0.06, $0.24 and $0.47, respectively.

7. Income Taxes

   The provision for (benefit from) income taxes on continuing operations consists of:

                                             Years Ended December 31,
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
Current:
  Federal.............................. $       --   $ 9,124,000  $(2,513,000)
  State................................         --     2,326,000      (42,000)
                                        -----------  -----------  -----------
Total current income taxes.............         --    11,450,000   (2,555,000)
Deferred:
  Federal..............................   1,322,000      746,000      786,000
  State................................     125,000       48,000      291,000
                                        -----------  -----------  -----------
Total deferred income taxes............   1,447,000      794,000    1,077,000
Valuation allowance....................  (1,447,000)    (794,000)  (1,077,000)
                                        -----------  -----------  -----------
Provision for (benefit from) income
 taxes................................. $       --   $11,450,000  $(2,555,000)
                                        ===========  ===========  ===========

             COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 Years Ended December 31, 1996, 1997 and 1998


   Deferred income tax assets are comprised of:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Deductible intangibles................................ $   833,000  $ 1,968,000
Net operating losses..................................         --       139,000
Deferred gain.........................................     461,000      113,000
Other.................................................     150,000      301,000
                                                       -----------  -----------
Total.................................................   1,444,000    2,521,000
Valuation allowance...................................  (1,444,000)  (2,521,000)
                                                       -----------  -----------
Total net deferred income tax assets.................. $       --   $       --
                                                       ===========  ===========

   The Company has net operating loss carryforwards of approximately $2.3 million for state income tax purposes, which will expire in 2003. The Company has deferred tax assets of approximately $1,444,000 and $2,521,000 as of December 31, 1997 and 1998, respectively, resulting primarily from basis differences in intangibles and other items. However, because realization of these benefits depends on the generation of future taxable income, which is subject to uncertainty, the Company has placed a full valuation allowance against the deferred tax assets.

   The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses in the event of an "ownership change" as defined in the Internal Revenue Code. Any such ownership change could significantly limit the Company's ability to utilize its tax carryforwards.

8. Employee Benefit Plan

   The Company has a qualified employee salary savings plan (401(k) plan). The 401(k) plan allows the Company to make discretionary contributions of a certain percentage of employees' contributions to the 401(k) plan. The Company made no contributions during 1996 and 1997 and the Company made a $12,000 contribution during 1998.

9. Commitments and Contingencies

   The Company leases its facilities under various operating leases that extend through February 2003. Rental expense for the Company's facilities was $356,000, $530,000 and $987,000, for 1996, 1997 and 1998, respectively.

   Future minimum operating lease payments at December 31, 1998 are approximately as follows:

     Fiscal Year
     -----------
     1999........................................................... $  802,000
     2000...........................................................    595,000
     2001...........................................................    428,000
     2002...........................................................     67,000
     2003...........................................................     10,000
                                                                     ----------
     Total minimum lease payments................................... $1,902,000
                                                                     ==========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


   The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

10. Subsequent Events

   On April 21, 1999, the Company entered into a definitive agreement to be acquired by Exodus Communications, Inc. (Exodus) for cash and common stock valued at approximately $100 million. The acquisition is expected to close in mid-1999, subject to regulatory review and approval. Upon closing of the acquisition, the Company will exchange all outstanding preferred and common stock for cash and shares of Exodus common stock at that date.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         December 31,   June 30,
                                                            1998*         1999
                                                         ------------  -----------
                                                                       (Unaudited)
                         ASSETS

Current assets:
  Cash and cash equivalents............................. $ 3,580,000   $ 1,558,000
  Accounts receivable, net of allowance for doubtful
   accounts of $962,000 and $1,098,000, respectively....   7,561,000    10,300,000
  Income tax receivable.................................   1,984,000     1,953,000
  Inventory.............................................     422,000       129,000
  Prepaid expenses......................................     758,000       568,000
                                                         -----------   -----------
    Total current assets................................  14,305,000    14,508,000
Property and equipment, net.............................   2,748,000     2,790,000
Other assets............................................      60,000       147,000
Intangibles, net........................................  26,454,000    22,179,000
                                                         -----------   -----------
    Total assets........................................ $43,567,000   $39,624,000
                                                         ===========   ===========

      LIABILITIES, REDEEMABLE PREFERRED STOCK AND
             STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Revolving line of credit and current portion of long-
   term obligations..................................... $ 7,437,000   $ 9,680,000
  Accounts payable......................................   2,316,000     3,006,000
  Amounts due under acquisition agreements..............   6,896,000     4,371,000
  Accruals and other current liabilities................   3,547,000     4,057,000
                                                         -----------   -----------
    Total current liabilities...........................  20,196,000    21,114,000
Long-term obligations...................................     349,000       141,000
                                                         -----------   -----------
    Total liabilities...................................  20,545,000    21,255,000
                                                         -----------   -----------
Commitments and contingencies...........................         --            --
Redeemable preferred stock..............................  18,274,000    18,919,000
                                                         -----------   -----------
Stockholders' equity:
  Convertible preferred stock...........................   4,000,000     4,000,000
  Common stock..........................................     139,000       140,000
  Additional paid-in capital............................   3,364,000     3,448,000
  Accumulated deficit...................................  (2,755,000)   (8,138,000)
                                                         -----------   -----------
    Total stockholders' equity (deficit)................   4,748,000      (550,000)
                                                         -----------   -----------
    Total liabilities, redeemable preferred stock and
     stockholders' equity (deficit)..................... $43,567,000   $39,624,000
                                                         ===========   ===========

--------
* Derived from audited consolidated financial statements included elsewhere in this registration statement.

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Six Months Ended June
                                                               30,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
                                                           (Unaudited)
Revenues:
  Service revenues.................................. $10,762,000  $19,124,000
  Product revenues..................................  10,470,000    6,965,000
                                                     -----------  -----------
    Total revenues..................................  21,232,000   26,089,000
Cost of revenues:
  Costs of service revenues.........................   5,879,000   12,583,000
  Costs of product revenues.........................   8,927,000    6,031,000
                                                     -----------  -----------
    Total cost of revenues..........................  14,806,000   18,614,000
                                                     -----------  -----------
Gross profit........................................   6,426,000    7,475,000
                                                     -----------  -----------
Operating expenses:
  Sales and marketing...............................   2,712,000    3,064,000
  General and administrative........................   4,307,000    4,349,000
  Amortization of intangibles.......................   2,710,000    4,300,000
  Acquisition related charges.......................   2,425,000          --
                                                     -----------  -----------
    Total operating expenses........................  12,154,000   11,713,000
                                                     -----------  -----------
Operating loss......................................  (5,728,000)  (4,238,000)
                                                     -----------  -----------
Interest income (expense), net......................     418,000     (495,000)
                                                     -----------  -----------
Loss before income taxes............................  (5,310,000)  (4,733,000)
Benefit from income taxes...........................     413,000          --
                                                     -----------  -----------
Net loss............................................  (4,897,000)  (4,733,000)
Dividends and accretion on redeemable preferred
 stock..............................................    (311,000)    (645,000)
                                                     -----------  -----------
Net loss applicable to common stockholders.......... $(5,208,000) $(5,378,000)
                                                     ===========  ===========


           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Six Months Ended June
                                                                30,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
                                                            (Unaudited)
Cash flows from operating activities:
 Net loss............................................ $(4,897,000) $(4,733,000)
 Adjustments to reconcile net income to net cash used
  by operating activities:
  Loss on disposal of properties and equipment.......         --        52,000
  Depreciation and amortization......................   3,026,000    4,715,000
  Stock compensation expense.........................         --        13,000
  Interest income on restricted cash.................     (40,000)         --
  Changes in assets and liabilities, net of effect of
   acquisitions:
   Accounts receivable...............................  (1,992,000)  (2,739,000)
   Income taxes payable, net.........................  (1,857,000)      31,000
   Inventory.........................................     116,000      293,000
   Prepaid expenses..................................       7,000      190,000
   Other assets......................................     223,000      (87,000)
   Accounts payables.................................   1,734,000      685,000
   Amounts due under acquisition agreements..........   2,138,000   (1,080,000)
   Accruals and other current liabilities............  (2,522,000)      510,00
                                                      -----------  -----------
    Net cash used by operating activities............  (4,064,000)  (2,150,000)
                                                      -----------  -----------
Cash flows from investing activities:
  Sales of short-term investments....................   5,346,000          --
  Acquisitions, net of cash received.................  (1,538,000)         --
  Repayment of acquisition obligations...............    (900,000)  (1,470,000)
  Purchase of property and equipment.................    (975,000)    (509,000)
  Proceeds from divestitures.........................   2,000,000          --
                                                      -----------  -----------
    Net cash provided by (used for) investing
     activities......................................   3,933,000   (1,979,000)
                                                      -----------  -----------
Cash flows from financing activities:
 Proceeds from line of credit........................         --     2,900,000
 Repayment on line of credit.........................    (503,000)    (597,000)
 Repayments of long-term obligations.................         --      (268,000)
 Issuance of common stock............................     132,000       72,000
                                                      -----------  -----------
    Net cash (used for) provided by financing
     activities......................................    (371,000)   2,107,000
                                                      -----------  -----------
Net decrease in cash.................................    (502,000)  (2,022,000)
Cash and cash equivalents--beginning of period.......   3,217,000    3,580,000
                                                      -----------  -----------
Cash and cash equivalents--end of period............. $ 2,715,000  $ 1,558,000
                                                      ===========  ===========

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

(1) Basis of Presentation

   The accompanying unaudited consolidated financial statements have been prepared by Cohesive Technology Solutions, Inc. (the "Company") and do not include all of the disclosures normally required by generally accepted accounting principles. The unaudited financial information has been prepared in accordance with the Company's customary accounting policies and practices. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of results of operations for the periods, have been included. Results of operations for the interim periods are not necessarily indicative of results for the full year.

(2) Inventory

   Inventory consists primarily of computer hardware held for sale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(3) Litigation

   The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

(4) Subsequent Events

   On July 27, 1999, the Company was acquired by Exodus Communications, Inc. ("Exodus") for a total purchase price valued at approximately $112,000,000. The Company's shareholders received 1,600,796 shares of Exodus Common Stock and approximately $50,000,000 in cash. In addition, option holders of Cohesive common stock received a total of 408,712 shares of Exodus Common Stock in the form of Exodus stock options.

                          EXODUS COMMUNICATIONS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus and Cohesive been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the supplemental consolidated financial statements and related notes thereto of Exodus and the historical consolidated financial statements and related notes thereto of Cohesive, included elsewhere in this registration statement.

   The following unaudited pro forma combined condensed financial statements give effect to the merger between Exodus and Cohesive using the purchase method of accounting. The pro forma combined condensed financial statements are based on the audited and unaudited supplemental consolidated financial statements and related notes of Exodus and the audited and unaudited historical consolidated financial statements and related notes of Cohesive. The pro forma adjustments are based on management's estimates of the value of the tangible and intangible assets acquired. In addition, management is continuing to assess its integration plans, which may result in further costs.

   The pro forma combined condensed statements of operations assume the merger took place as of January 1, 1998 and combine Exodus' audited supplemental consolidated statement of operations for the year ended December 31, 1998 and unaudited supplemental consolidated statement of operations for the nine months ended September 30, 1999, with Cohesive's audited historical statement of operations for the year ended December 31, 1998 and unaudited historical statement of operations for the seven-month period ended July 27, 1999, respectively.

   A pro forma condensed balance sheet as of September 30, 1999 has not been presented since the merger has already been reflected in such balance sheet.

                          EXODUS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                        Year Ended December 31, 1998
                                -----------------------------------------------
                                Supplemental Historical      Pro forma
                                ------------ ---------- -----------------------
                                   Exodus     Cohesive  Adjustments    Combined
                                ------------ ---------- -----------    --------
Revenues.......................   $ 52,745    $ 41,708   $             $ 94,453
Costs and expenses:
  Cost of revenues.............     61,578      28,324                   89,902
  Marketing and sales..........     29,034       5,672                   34,706
  General and administrative...     16,058      10,219                   26,277
  Product development..........      3,507         --                     3,507
  Amortization of goodwill and
   other intangible assets.....        141       6,734     (6,734)(a)
                                                           14,549 (a)    14,690
  Acquisition related charges..        --        4,463                    4,463
                                  --------    --------   --------      --------
    Total costs and expenses...    110,318      55,412      7,815       173,545
                                  --------    --------   --------      --------
    Operating loss.............    (57,573)    (13,704)    (7,815)      (79,092)
Interest (expense) income ,
 net...........................     (9,743)        352     (2,510)(b)   (11,901)
                                  --------    --------   --------      --------
    Loss from continuing
     operations before taxes...    (67,316)    (13,352)   (10,325)      (90,993)
Income tax benefit.............        --       (2,555)                  (2,555)
                                  --------    --------   --------      --------
    Loss from continuing
     operations................    (67,316)    (10,797)   (10,325)      (88,438)
Cumulative dividends and
 accretion on redeemable
 preferred stock...............     (2,014)       (800)       800 (c)    (2,014)
                                  --------    --------   --------      --------
    Loss from continuing
     operations attributable to
     common stockholders.......   $(69,330)   $(11,597)  $ (9,525)     $(90,452)
                                  ========    ========   ========      ========
Basic and diluted loss per
 share from continuing
 operations....................   $  (0.55)                            $  (0.71)
                                  ========                             ========
Shares used to compute basic
 and diluted loss per share
 from continuing operations....    125,808                  1,600 (d)   127,408
                                  ========               ========      ========


   See notes to unaudited pro forma combined condensed financial statements.

                          EXODUS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                    Nine Months Ended September 30, 1999
                                ----------------------------------------------
                                Supplemental Historical      Pro forma
                                ------------ ---------- ----------------------
                                   Exodus     Cohesive  Adjustments   Combined
                                ------------ ---------- -----------   --------
Revenues.......................   $140,754    $29,191     $           $169,945
Costs and expenses:
  Cost of revenues.............    118,827     20,896                  139,723
  Marketing and sales..........     42,473      3,594                   46,067
  General and administrative...     25,548      5,223                   30,771
  Product development..........      5,641        --                     5,641
  Amortization of goodwill and
   other intangible assets.....      4,674      4,994      (4,994)(a)
                                                            8,486 (a)   13,160
  Restructuring costs..........        923        --                       923
                                  --------    -------     -------     --------
    Total costs and expenses...    198,086     34,707       3,492      236,285
                                  --------    -------     -------     --------
    Operating loss.............    (57,332)    (5,516)     (3,492)     (66,340)
  Interest expense, net........    (20,044)      (565)     (1,464)(b)  (22,073)
                                  --------    -------     -------     --------
    Loss from continuing
     operations before taxes...    (77,376)    (6,081)     (4,956)     (88,413)
  Income tax benefit...........        --        (450)                    (450)
                                  --------    -------     -------     --------
    Loss from continuing
     operations................    (77,376)    (5,631)     (4,956)     (87,963)
Cumulative dividends and
 accretion on redeemable
 preferred stock...............        --        (738)        738 (c)      --
                                  --------    -------     -------     --------
    Loss from continuing
     operations attributable to
     common stockholders.......   $(77,376)   $(6,369)    $(4,218)    $(87,963)
                                  ========    =======     =======     ========
Basic and diluted loss per
 share from continuing
 operations....................   $  (0.47)                           $  (0.52)
                                  ========                            ========
Shares used to compute basic
 and diluted loss per share
 from continuing operations....    165,974                  1,600 (d)  167,574
                                  ========                =======     ========


   See notes to unaudited pro forma combined condensed financial statements.

                          EXODUS COMMUNICATIONS, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On July 27, 1999, Exodus acquired all of the outstanding capital stock of Cohesive in exchange for approximately $50 million in cash and 1,600,796 shares of Exodus common stock. In addition, Exodus issued options to purchase a total of 408,712 shares of Exodus common stock in exchange for all issued and outstanding Cohesive options.

   Under purchase accounting, the total purchase price was allocated to Cohesive's assets and liabilities based on their relative fair values. The amounts and components of the purchase price along with the allocation of the purchase price to assets acquired were as follows (in thousands):

   Cash............................................................... $ 46,500
   Common stock.......................................................   52,000
   Fair value of Cohesive stock options assumed.......................    9,300
   Transaction costs..................................................    3,700
                                                                       --------
     Total purchase price............................................. $111,500
                                                                       ========
   Book value of net tangible assets of Cohesive...................... $  3,500
   Workforce in place.................................................    6,300
   Customer lists.....................................................   32,300
   Goodwill...........................................................   69,400
                                                                       --------
     Net assets acquired.............................................. $111,500
                                                                       ========

   The pro forma combined condensed statements of operations give effect to the merger as if it had occurred at January 1, 1998. Cohesive's historical statement of operations data for the nine months ended September 30, 1999 reflects its operating activity for the period January 1, 1999 through July 27, 1999, as Exodus acquired Cohesive on July 27, 1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

     (a) Adjustment to remove the amortization of historical goodwill and other intangible assets previously recorded by Cohesive and to record the amortization of goodwill and intangible assets resulting from the allocation of the Cohesive purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:

     Workforce in place................................................. 5 years
     Customer lists..................................................... 7 years
     Goodwill........................................................... 8 years

     (b) To eliminate interest income earned by Exodus on cash paid at the date of the merger assuming a 5% interest rate which approximates the Company's actual rate of return during the periods presented.

     (c) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which are settled in cash at the date of the merger.

     (d) To reflect the shares issued as consideration for the merger.

                          EXODUS COMMUNICATIONS, INC.

          SUPPLEMENTAL SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                      Balance at                       Balance
                                      Beginning                       at End of
Classification                         of Year   Additions Deductions   Year
--------------                        ---------- --------- ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.......    $--      $   15     $ --      $   15
  Year ended December 31, 1997.......      15        742       (66)       691
  Year ended December 31, 1998.......     691      1,410      (280)     1,821

                          EXODUS COMMUNICATIONS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                      Balance at                       Balance
                                      Beginning                       at End of
Classification                         of Year   Additions Deductions   Year
--------------                        ---------- --------- ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.......    $--      $   15     $ --      $   15
  Year ended December 31, 1997.......      15        742       (66)       691
  Year ended December 31, 1998.......     691      1,410      (280)     1,821

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          EXODUS COMMUNICATIONS, INC.



                                --------------

                                   PROSPECTUS

                                --------------




                                January 18, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------